Exhibit 10.5

CREDIT AGREEMENT

dated as of November 9, 2020

among

AARON’S, LLC,

as the Borrower,

AARON’S SPINCO, INC.,

as Holdings

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

TRUIST BANK,

as Administrative Agent, Swingline Lender and an Issuing Bank

BANK OF AMERICA, N.A.,

and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

BBVA USA,

CITIZENS BANK, N.A.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

and

REGIONS BANK,

as Co-Documentation Agents

TRUIST SECURITIES, INC.,

BOFA SECURITIES, INC.,

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Book Runners

Schedules

Schedule 1.1(a)	-	Applicable Margin and Applicable Percentage
Schedule 1.1(b)	-	Lender Commitments
Schedule 1.1(c)	-	Progressive Finance Subsidiaries
Schedule 1.1(d)	-	Inactive Subsidiaries
Schedule 2.24	-	Existing Letters of Credit
Schedule 4.14	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Guarantee Agreement
Exhibit C	-	Form of Borrower Guarantee Agreement
Exhibit 2.3	-	Notice of Revolving Borrowing
Exhibit 2.6	-	Notice of Swingline Borrowing
Exhibit 2.8	-	Form of Conversion/Continuation
Exhibit 3.1(b)(iv)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(vii)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate
Exhibit 5.12	-	Form of Security Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2020, by and among AARON’S, LLC, a Georgia limited liability company (the “Borrower”), AARON’S SPINCO, INC., a Georgia corporation (“Holdings”), the several banks and other financial institutions from time to time party hereto (the “Lenders”) and TRUIST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $250,000,000 revolving credit facility (including a $35,000,000 letter of credit subfacility and a $25,000,000 swingline subfacility) in favor of the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, Holdings, the Lenders and the Administrative Agent agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Accepting Lenders” shall have the meaning given to such term in Section 2.28.

“Acquisition” shall mean any transaction in which Holdings or any of its Restricted Subsidiaries directly or indirectly (i) acquires any ongoing business, (ii) acquires all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the voting stock of a corporation, other than the acquisition of voting stock of a wholly-owned Restricted Subsidiary solely in connection with the organization and capitalization of that Restricted Subsidiary by the Borrower, Holdings or another Subsidiary Loan Party, or (iv) acquires control of more than fifty percent (50%) ownership interest in any partnership, joint venture or limited liability company.

“Acquisition Agreement” shall have the meaning set forth in Section 2.25(c).

“Additional Lenders” shall have the meaning given to such term in Section 2.25(a).

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition “Control” shall mean the power, directly or indirectly, either to (i) vote ten percent (10%) or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Agent Parties” shall have the meaning given to such term in Section 10.1(b).

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding. On the Effective Date, the amount of Aggregate Revolving Commitments is $250,000,000.

“Agreement” shall have the meaning given to such term in the introductory paragraph hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (a) with respect to all Base Rate Loans outstanding on any date, a percentage per annum determined by reference to the applicable Total Net Debt to EBITDA Ratio in effect on such date and the column applicable to Base Rate Loans in Schedule 1.1(a) attached hereto and (b) with respect to all Eurodollar Loans outstanding on any date and all letter of credit fees, a percentage per annum determined by reference to the applicable Total Net Debt to EBITDA Ratio in effect on such date and the column applicable to Eurodollar Loans in Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Margin resulting from a change in the Total Net Debt to EBITDA Ratio shall be effective on the second day after which the Borrower has delivered the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level V until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending on June 30, 2021 are delivered shall be at Level II.

“Applicable Percentage” shall mean, with respect to the commitment fee, as of any date, the percentage per annum determined by reference to the applicable Total Net Debt to EBITDA Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the Total Net Debt to EBITDA Ratio shall be effective on the second day after which the Borrower has delivered the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Percentage shall be at Level V until such time as such financial statements and certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending on June 30, 2021 are delivered shall be at Level II.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Truist Securities, Inc., BofA Securities, Inc. and JPMorgan Chase Bank, N.A., in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Auto Borrow Agreement” has the meaning set forth in Section 2.6(e).

“Availability Period” shall mean the period from the Funding Availability Date to the Revolving Commitment Termination Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective. If the Base Rate shall be less than zero, Base Rate shall be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Screen Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the Screen Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback period and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the Screen Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the Screen Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Screen Rate and solely to the extent that the Screen Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Screen Rate for all purposes hereunder in accordance with Section 2.17(b)-(e) and (y) ending at the time that a Benchmark Replacement has replaced the Screen Rate for all purposes hereunder pursuant to Section 2.17(b)-(e).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c), any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Guarantee Agreement” shall mean the Borrower Guarantee Agreement, substantially in the form of Exhibit C, made by the Borrower in favor of the Administrative Agent for the benefit of the holders of (i) Hedging Obligations owed by Holdings or any Subsidiary Loan Party to any Lender or Affiliate of any Lender and (ii) Treasury Management Obligations owed by Holdings or any Subsidiary Loan Party to any Lender or Affiliate of any Lender.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize” shall mean, in respect of any Obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such Obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

“Cash Equivalents” shall mean, as at any date, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) Dollar denominated time deposits and certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank

(or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (iv) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (v) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Holdings to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of thirty-three and one third (33 1⁄3) or more of the total voting power of shares of stock entitled to vote in the election of directors of Holdings; (iii) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iv) Holdings shall cease to own and control, of record and beneficially, directly one hundred percent (100%) of the outstanding Capital Stock in the Borrower.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or, for purposes of Section 2.19(b), by such Lender’s or such Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning given to such term in Section 10.12.

“Class” refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that all rights, title, interests in the Specified Asset transferred to the Borrower or Holdings from Prog Leasing, LLC pursuant to that certain assignment agreement to be executed by Borrower, Holdings and Prog Leasing, LLC on the Funding Availability Date shall be (i) excluded from Collateral and (ii) no rights thereto shall be granted to the Administrative Agent or the Lenders pursuant to any Collateral Document, in each case of clauses (i) and (ii), at any time before the date that is 1 year after the Funding Availability Date, regardless of whether a Trigger Event occurs before such date.

“Collateral Documents” shall mean, collectively, the Security Agreement, any Real Estate Documents, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning given to such term in Section 10.1(b).

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean for Holdings, the Borrower and its Restricted Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, (A) Consolidated Interest Expense, (B) income tax expense, (C) depreciation (excluding depreciation of rental merchandise) and amortization, (D) all other non-cash charges (including, without limitation, any non-cash charges, expenses or losses incurred in connection with any stock option plan, cash incentive plan or any other employee benefit plan or agreement, but excluding any such non-cash charges or losses (1) representing an accrual or reserve for future cash charges or losses, (2) to the extent that there were cash charges or losses with respect thereto in past accounting periods, and (3) representing a write-down of current assets; provided that in the case of (1) and (2), if any such non-cash charges or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid), (E) closing costs, fees and expenses incurred during such period in connection with the transactions contemplated by the Transaction Documents (including the amendments thereto), in each case paid during such period to Persons that are not Affiliates of Holdings or any of its Restricted Subsidiaries, (F) up to $43,500,000 in restructuring charges incurred in Fiscal Year 2020 in connection with the closure and consolidation of Borrower-operated stores, (G) up to $14,700,000 in advisory fees and expenses incurred or paid by the Borrower to one or more of its third party consultants in the first Fiscal Quarter of 2020, (H) business optimization, restructuring and transition expenses, costs, charges, accruals or reserves incurred within two (2) years of any Permitted Acquisition, which for the avoidance of doubt shall include severance payments and costs, legal defense and settlement costs (including any costs paid in satisfaction of judgments), relocation costs, costs related to the closure, opening, curtailment and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, integration costs, signing costs, retention and completion bonuses, amortization of signing bonuses, inventory optimization expenses, contract termination costs, transaction costs, costs related to entry into new markets, consulting fees, recruiter fees; (I) business optimization, restructuring and transition related expenses, costs, charges, accruals or reserves which are unrelated to any Permitted Acquisition or divestiture of assets, all as determined on a consolidated basis for Holdings, the Borrower and its Restricted Subsidiaries for such period; (J) loss of on-lease and off-lease inventory, physical damage to stores, infrastructure, capital assets and other assets of the business and loss of revenue, in each case, (1) to the extent reasonably identifiable by the Borrower as having resulted from significant weather events or other natural disasters in areas that have been declared a federal disaster or otherwise qualify for federal emergency assistance, (2) to the extent occurring within twelve (12) months after the occurrence of such significant weather event or natural disaster, and (3) net of all related insurance proceeds received related thereto (including, without limitation, all business interruption insurance and casualty insurance), all as determined on a consolidated basis for Holdings and its Restricted Subsidiaries for such period; (K) the amount of cost savings and synergies projected by the Borrower in good faith to be reasonably anticipated to be realized from actions taken or committed to be taken during such period in connection with any Permitted Acquisition or any permitted disposition of assets (in each case calculated on a Pro Forma Basis as though such cost savings and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions); provided that such actions have been taken or have been committed to be taken, and the benefits resulting therefrom are anticipated by the Borrower in good faith to be realized within twenty-four (24) months after the completion of the related Permitted Acquisition or permitted disposition of assets; and provided, further, that the aggregate amount for all such items under this clause (K) shall not exceed $25,000,000 in the aggregate during the term of this Agreement; (L) (1) expenses, costs, charges, accruals or reserves relating to the formation of Holdings and the Restructuring, in each case, to the extent paid in cash prior to the Effective Date or within six (6) months after the Effective Date and (2) non-cash expenses, costs, charges, accruals or reserves relating to the formation of Holdings and the Restructuring, in each case, to the extent incurred prior to the Effective Date or within 2 years after the Effective Date, including, for the avoidance of doubt, any amortization or accruals for prior cash payments to the extent such cash payment were made prior to the Effective Date or within six (6) months after the Effective Date; (M) expenses, cost, charges, accruals or reserves relating to the repositioning, relocating, remodeling, consolidation and closure of retail locations, offices or operating centers, all as determined on a consolidated basis for Holdings, the Borrower and its Restricted Subsidiaries for such period; and (N) up to $447,000,000 in impairment charges or asset write-offs or write-downs related to goodwill in the first Fiscal Quarter of 2020. Notwithstanding the foregoing, the amounts added back to Consolidated Net Income in reliance on clauses (ii)(H), (ii)(I), (ii)(J) and (ii)(M) above shall not exceed, in the aggregate during any four fiscal quarter period, the greater of (i) $40,000,000 and (ii) 20% of Consolidated EBITDA for such period (calculated prior to adding back any such amounts).

“Consolidated EBITDAR” shall mean, for Holdings, the Borrower and its Restricted Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA plus (b) Consolidated Lease Expense.

“Consolidated Fixed Charges” shall mean, for Holdings, the Borrower and its Restricted Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense paid or payable for such period plus (b) Consolidated Lease Expense.

“Consolidated Interest Expense” shall mean, for Holdings, the Borrower and its Restricted Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, total cash interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period).

“Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by Holdings, the Borrower and its Restricted Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings, the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest of Holdings, the Borrower or any Restricted Subsidiary of Holdings in the unremitted earnings of any Person that is not a Restricted Subsidiary and (d) any income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings, the Borrower or any Restricted Subsidiary on the date that such Person’s assets are acquired by Holdings, the Borrower or any Restricted Subsidiary, except to the extent provided for in the definition of Pro Forma Basis in connection with a Permitted Acquisition. For the avoidance of doubt, Consolidated Net Income (i) shall exclude any income (or loss) for such period of Unrestricted Subsidiaries and (ii) shall include any amounts actually distributed in cash by Unrestricted Subsidiaries to Holdings, the Borrower or any Restricted Subsidiary.

“Consolidated Total Debt” shall mean, at any time, all then currently outstanding obligations, liabilities and indebtedness of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis of the types described in the definition of “Indebtedness”.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.14(c).

“Defaulting Lender” shall mean, at any time, subject to Section 2.26(b), (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to the applicable Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing or (vi) any Lender that has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and the Lenders.

“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Controlled Affiliate” shall mean each Affiliate of the Borrower that is (a) Controlled by the Borrower, and (b) incorporated or organized under the laws of any State of the United States, the District of Columbia or Puerto Rico.

“Domestic Subsidiary” shall mean any Subsidiary which is incorporated or organized under the laws of any State of the United States, the District of Columbia or Puerto Rico.

“Early Opt-in Election” shall mean the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.17(b)-(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Screen Rate, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date hereof.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with respect to Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the holders of the Obligations, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings or any Restricted Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the

Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the “keepwell” provision set forth in Section 24 of the Guarantee Agreement and Section 24 of the Borrower Guarantee Agreement shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) Taxes imposed on or measured by net income or franchise taxes (A) imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (B) that are Other Connection Taxes, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (iii) in the case of a Foreign Lender, any withholding tax that (A) is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement, (B) is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, (C) is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), and (D) is imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of September 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time) among the Borrower, the lenders from time to time party thereto and Truist Bank, as administrative agent.

“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 2.24.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Truist Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” shall mean each of (a) that certain letter agreement dated as of October 19, 2020 by and among the Borrower and the Arrangers and (b) that certain letter agreement dated as of October 19, 2020 by and between the Borrower and Truist Securities, Inc.

“Fiscal Quarter” shall mean any fiscal quarter of Holdings.

“Fiscal Year” shall mean a fiscal year of Holdings.

“Fixed Charge Coverage Ratio” shall mean, at any date, the ratio of (i) Consolidated EBITDAR for the four (4) consecutive Fiscal Quarters ending on such date to (ii) Consolidated Fixed Charges for the four (4) consecutive Fiscal Quarters ending on such date.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (iii) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Pledge Date” shall have the meaning set forth in Section 5.10(b).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funding Availability Date” shall mean the first date on which all the conditions precedent in Section 3.2 are satisfied (or waived in accordance with Section 10.2).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” shall mean the Guarantee Agreement, substantially in the form of Exhibit B, made by Holdings and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the holders of the Obligations.

“Guarantors” shall mean, collectively, (i) Holdings, (ii) each Subsidiary Loan Party, including each Person that joins as a Subsidiary Loan Party pursuant to Section 5.10 or otherwise, (iii) with respect to (A) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender or Affiliate of a Lender that are permitted to be incurred pursuant to Section 7.12 and any Treasury Management Obligations owing by any Loan Party (other than the Borrower), the Borrower and (B) the payment and performance by each Specified Loan Party of its obligations under its Guarantee with respect to all Swap Obligations, the Borrower and (iv) the successors and permitted assigns of the foregoing.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holdings” shall have the meaning set forth in the introductory paragraph hereto.

“Inactive Subsidiaries” shall mean the Subsidiaries of Holdings identified on Schedule 1.1(d).

“Incremental Funds Certain Provision” shall have the meaning set forth in Section 2.25(c).

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.25(a).

“Incremental Term Loan” shall have the meaning set forth in Section 2.25(a).

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Intercreditor Agreement” shall mean an intercreditor agreement to be entered into upon the occurrence of the Trigger Event by the Administrative Agent, on behalf of the Lenders and other holders of the Obligations, and Truist Bank, as servicer under the Loan Facility Agreement, on behalf of the Participants as defined in the Loan Facility Agreement, which intercreditor agreement shall provide for the ratable sharing of collateral and the proceeds thereof as provided more specifically therein.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) (A) no Interest Period for a Revolving Loan may extend beyond the Revolving Commitment Termination Date or any Refinancing Revolving Maturity Date, as the case may be, and (B) no Interest Period for a Term Loan may extend beyond the applicable Maturity Date.

“Investments” shall have the meaning given to such term in Section 7.4.

“Issuing Bank” shall mean, with respect to a particular Letter of Credit, (a) Truist Bank, in its capacity as issuer of such Letters of Credit hereunder, (b) JPMorgan Chase Bank, N.A., in its capacity as issuer of such Letters of Credit hereunder, (c) Bank of America, N.A., in its capacity as issuer of such Letters of Credit hereunder, and (d) any successor issuer of such Letter of Credit hereunder.

“LC Commitment” shall mean, with respect to (a) Truist Bank, $14,000,000, (b) Bank of America, N.A., $10,500,000 and (c) JPMorgan Case Bank, N.A., $10,500,000.

“LC Disbursement” shall mean a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Sublimit” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $35,000,000.

“Lender Insolvency Event” shall mean that (i) a Lender or its parent corporation is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its parent corporation is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its parent corporation, or such Lender or its parent corporation has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) a Lender or its parent corporation has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a parent corporation thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.25 or 2.27.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.24 by an Issuing Bank for the account of the Borrower pursuant to the LC Sublimit and the Existing Letters of Credit.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in Dollars for a period equal to such Interest Period appearing on the display designated on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the first day of the Interest Period; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of or about 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent; provided, further, that, if LIBOR would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). A covenant not to grant a Lien or a “negative pledge” shall not be determined a Lien for purposes of this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the LC Documents, the Fee Letters, all Notices of Borrowing, all Notices of Conversion/Continuation, the Intercreditor Agreement, if any, the Guarantee Agreement, the Borrower Guarantee Agreement, the Collateral Documents (if any), all collateral documents pursuant to Section 5.10(b), and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Facility Agreement” shall mean that certain Loan Facility Agreement and Guaranty dated as of the Effective Date, by and among the Borrower, Truist Bank, as Servicer and the financial institutions from time to time a party thereto, as Participants, as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time.

“Loan Facility Documents” shall mean, collectively, the Loan Facility Agreement and any and all other instruments, agreements, documents and writings executed in connection with the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Term Loans, Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Master Agreement” shall have the definition set forth in the definition of “Hedging Transaction”.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of Holdings, the Borrower and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Borrower or the Loan Parties taken as a whole to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Domestic Subsidiary” shall mean any Domestic Subsidiary of Holdings (other than the Borrower) that is a Restricted Subsidiary that has not already become a Subsidiary Loan Party that (i) at any time (A) accounted for five percent (5.0%) of Consolidated EBITDA for any period of four (4) Fiscal Quarters ended or (B) holds assets in an amount equal to or greater than five percent (5.0%) of the aggregate fair market value (as reasonably determined by the Borrower) of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter, or (ii) when taken together with other Domestic Subsidiaries that are Restricted Subsidiaries that are not already Subsidiary Loan Parties, (x) accounted for ten percent (10.0%) of Consolidated EBITDA for any period of four (4) Fiscal Quarters ended or (y) holds assets in an amount equal to or greater than ten percent (10.0%) of the aggregate fair market value (as reasonably determined by the Borrower) of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter. Upon the acquisition of a new Domestic Subsidiary or the merger or consolidation of any Person with or into an existing Domestic Subsidiary (or the acquisition of other assets by an existing Domestic Subsidiary), in each case, that is a Restricted Subsidiary, the qualification of the affected Domestic Subsidiary as a “Material Subsidiary” pursuant to the foregoing requirements of this definition shall be determined on a Pro Forma Basis as if such Domestic Subsidiary had been acquired or such merger, consolidation or other acquisition had occurred, as applicable, at the beginning of the relevant period of four (4) consecutive Fiscal Quarters.

“Material Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Loans and Letters of Credit) of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount greater than an amount equal to two percent (2.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered; provided, that, Indebtedness of Progressive Finance and Progressive Finance Subsidiaries shall not constitute “Material Indebtedness” so long as no Loan Party Guarantees or otherwise becomes obligated with respect to any such Indebtedness.

“Material Real Estate” shall mean Real Estate with a fair market value (as reasonably determined by the Borrower in consultation with the Administrative Agent) in excess of $10,000,000.

“Material Subsidiary” shall mean at any time any direct or indirect Restricted Subsidiary of Holdings having: (a) assets in an amount equal to at least five percent (5.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income in an amount equal to at least five percent (5.0%) of the total revenues or net income of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time.

“Maturity Date” shall mean, (a) with respect to any Incremental Term Loan, the earlier of (i) the maturity date set forth in the applicable documentation with respect thereto and (ii) the date on which the principal amount of such outstanding Incremental Term Loan has been declared or automatically have become due and payable (whether by acceleration or otherwise) and (b) with respect to any Refinancing Term Loan, the earlier of (i) the maturity date set forth in the applicable Refinancing Facility Amendment and (ii) the date on which the principal amount of such outstanding Refinancing Term Loan has been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Maximum Incremental Facility Amount” shall mean $150,000,000.

“Maximum Rate” shall have the meaning given to such term in Section 10.12.

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor thereto.

“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages, including, but not limited to, any Real Estate for which a Mortgage is required to be delivered after the occurrence of the Trigger Event pursuant to Section 5.13.

“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture, deed of immovable hypothec, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds received by Holdings or any Domestic Subsidiary that is a Restricted Subsidiary in respect of any (i) sale or disposition by Holdings or any of its Restricted Subsidiaries of any of its assets, (ii) any casualty insurance policies or eminent domain, condemnation or similar proceedings or (iii) any issuance of Indebtedness not permitted under Section 7.1, in each case net of direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof and, in the case of any sale or disposition or casualty, eminent domain, condemnation or similar proceeding, the amount necessary to retire any Indebtedness secured by a Lien permitted under this Agreement (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by Holdings or any Domestic Subsidiary that is a Restricted Subsidiary in connection with any sale or disposition by Holdings or any of its Restricted Subsidiaries of any of its assets, any casualty insurance policies or eminent domain, condemnation or similar proceedings or any issuance of Indebtedness not permitted under Section 7.1.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notes” shall mean any promissory notes issued hereunder at the request of any Lender.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.8(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.6.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean, collectively, (i) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank, any Lender (including the Swingline Lender) or the Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Holdings, the Borrower or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, (ii) all Hedging Obligations owed by any Loan Party or any Restricted Subsidiary to any Lender or Affiliate of any Lender and (iii) all Treasury Management Obligations between any Loan Party or any Restricted Subsidiary and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that, “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, other than indemnity obligations for any breach of any representation or warranty which are customary in nonrecourse sales of such assets, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender, Issuing Bank or recipient and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23(b)).

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(e).

“Patriot Act” shall mean the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition (whether foreign or domestic) so long as (a) immediately before and after giving effect to such Acquisition, no Default or Event of Default is in existence (except, in the case of an Acquisition subject to the Incremental Funds Certain Provision, in which case there is no Default or Event of Default immediately before or immediately after execution and delivery of the applicable Acquisition Agreement and there is no Specified Event of Default at the date the applicable Permitted Acquisition is consummated), (b) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, (c) to the extent such Acquisition is of a Person or Persons that are not organized in the United States and/or of all or substantially all of the assets of a Person located outside the United States and the aggregate EBITDA attributable to all Foreign Subsidiaries that are Restricted Subsidiaries for the most recently ended twelve month period (giving pro forma effect to such Acquisition; provided that, in the case of an Acquisition subject to the Incremental Funds Certain Provision, the date of determination for giving pro forma effect to such Acquisition to determine compliance with this clause (c) shall, at the option of the Borrower, be the date of execution of the applicable Acquisition Agreement, and such determination shall be made after giving effect to such Acquisition (and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof)); provided that such Acquisition must close within ninety (90) days of the signing of the applicable Acquisition Agreement) exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period, the Borrower complies with Sections 5.10(b) and 5.12 hereof and (d) immediately after giving effect to such Acquisition, Holdings, the Borrower and its Restricted Subsidiaries will not be engaged in any business other than (A) substantially the same business as presently conducted or such other businesses that are reasonably related thereto, including but not limited to the business of leasing and selling furniture, consumer electronics, computers, appliances and other household goods and accessories inside and outside of the United States of America, through both independently-owned and franchised stores, providing lease-purchase solutions, credit and other financing solutions to customers for the purchase and lease of such products, the manufacture and supply of furniture and bedding for lease and sale in such stores, and the provision of virtual rent-to-own programs inside and outside of the United States of America (including but not limited to point-of-sale lease purchase programs), (B) any other businesses which are ancillary or complementary to, or reasonable extensions or expansions of, the business of Holdings, the Borrower and its Restricted Subsidiaries as conducted as of the Effective Date, as reasonably determined in good faith by the Borrower and (C) any businesses that are materially different from the business of Holdings, the Borrower and its Restricted Subsidiaries as conducted as of the Effective Date provided that any Investments made, funds expended or financial support provided by Holdings, the Borrower and/or its Restricted Subsidiaries in connection with such alternative lines of business shall not exceed $50,000,000 in the aggregate at any time outstanding. As used herein, Acquisitions will be considered related Acquisitions if the sellers under such Acquisitions are the same Person or any Affiliate thereof.

“Permitted Amendments” shall have the meaning given to such term in Section 2.28.

“Permitted Encumbrances” shall mean

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings, the Borrower and its Restricted Subsidiaries taken as a whole;

(vii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and

(viii) Liens on insurance policies owned by the Borrower on the lives of its officers securing policy loans obtained from the insurers under such policies; provided that (A) the aggregate amount borrowed on each policy shall not exceed the loan value thereof, and (B) the Borrower shall not incur any liability to repay any such loan;

provided, that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having an A or better rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;

(iii) certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity or any Governmental Authority.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any asset sale (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), casualty event, Permitted Acquisition, Restricted Payment or incurrence of Indebtedness, or any other transaction subject to calculation on a “Pro Forma Basis” as indicated herein (including without limitation, for purposes of determining compliance with the financial covenants in Article VI, and determining the Applicable Margin and Applicable Percentage) that such transaction shall be deemed to have occurred as of the first day of the period of four Fiscal Quarters most recently ended (the “Reference Period”) for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b). For purposes of any such calculation in respect of any Permitted Acquisition, (a) income statement and cash flow statement items attributable to the Person or property subject to such Permitted Acquisition shall be included in Consolidated EBITDA for such Reference Period after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Reference Period; (b) any Indebtedness incurred or assumed by Holdings, the Borrower or any Restricted Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; (c) capital expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period; and (d) except as permitted pursuant to clauses (I), (J) and (K) of the definition of Consolidated EBITDA, no adjustments for unrealized synergies shall be included. For purposes of any such calculation in respect of (a) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (i) income statement and cash flow statement items (whether positive or negative) attributable to such Subsidiary shall be excluded to the extent relating to any period occurring prior to the date of such designation and (ii) Indebtedness of such Subsidiary shall be excluded and deemed to have been retired as of the first day of the Reference Period and (b) the designation of any Unrestricted Subsidiary as an Restricted Subsidiary, (i) income statement and cash flow statement items (whether positive or negative) attributable to such Subsidiary shall be included to the extent relating to any period prior to the date of such designation to the extent such items are not otherwise included in such income statement and cash flow statement items for Holdings, the Borrower and its Restricted Subsidiaries in accordance with any defined terms set forth in this Section 1.01.

“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower containing (x) reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis and (y) if delivered in connection with any Permitted Acquisition, certifications that clauses (i) through (iv) of the definition of “Permitted Acquisition” have been satisfied (or will be satisfied in the time permitted under this Agreement).

“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loans, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Progressive Finance” shall mean Aaron’s Holdings Company, Inc., a Georgia corporation.

“Progressive Finance Subsidiaries” shall mean the direct and indirect Subsidiaries of Progressive Finance identified on Schedule 1.1(c) hereto.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Real Estate” shall mean all real property owned in fee by Holdings, the Borrower and its Restricted Subsidiaries.

“Real Estate Documents” shall mean, collectively, Mortgages covering all Material Real Estate owned by the Loan Parties, duly executed by each applicable Loan Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (B) (x) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance in minimum amounts required by applicable Law and that is on terms reasonably satisfactory to the Administrative Agent, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the holders of the Obligations (or in favor of such other trustee as may be required or desired under local law), (D) if requested by the Administrative Agent, an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (E) a duly executed Environmental Indemnity with respect thereto, (F) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Real Estate, dated no more than six (6) months prior to the date on which the Trigger Event occurred (or date of the applicable Mortgage if provided post-closing) or later if accompanied by no change affidavits, prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party as the Administrative Agent shall have reasonably requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be reasonably satisfied with the contents of all such environmental reports and (G) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to Administrative Agent.

“Refinancing Facility” shall have the meaning assigned to such term in Section 2.27(a).

“Refinancing Facility Amendment” shall have the meaning assigned to such term in Section 2.27(a).

“Refinancing Revolving Facility” shall mean any Refinancing Facility that is a revolving facility.

“Refinancing Revolving Maturity Date” shall mean the maturity date of any Refinancing Revolving Facility.

“Refinancing Term Loan” shall mean any Refinancing Facility that is a term loan.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” shall mean, at any time, Lenders holding at least fifty-one percent (51.0%) of the Aggregate Revolving Commitments and the Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding at least fifty-one percent (51.0%) of the Revolving Credit Exposure and the Term Loans; provided, that, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” shall mean, at any time, Lenders holding at least fifty-one percent (51.0%) of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding at least fifty-one percent (51.0%) of the aggregate Revolving Credit Exposure; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, the controller or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise indicated, all references to “Restricted Subsidiary” hereunder shall mean a Restricted Subsidiary of Holdings. For the avoidance of doubt, the Borrower shall be a Restricted Subsidiary of Holdings for all purposes of the Loan Documents.

“Restructuring” shall mean the reorganization of Aaron’s Holdings Company, Inc., a Georgia corporation (“Aaron’s Holdings”) and its Affiliates pursuant to which Aaron’s Progressive Holding Company and its Subsidiaries will cease to be Subsidiaries of the Borrower pursuant to a spinoff and separation transaction as further disclosed to the Administrative Agent and the Lenders.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule 1.1(b), or in the case of a Person becoming a Lender after the Effective Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, as the same may be increased or decreased pursuant to terms hereof, or in any documentation executed by such Lender in connection with an Incremental Revolving Commitment, Incremental Term Loan or Refinancing Facility, as applicable.

“Revolving Commitment Termination Date” shall mean the earliest of (i) November 9, 2025, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9(b) or Section 8.1, (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) and (iv) the Termination Date (if the Restructuring has not been consummated prior to the Termination Date).

“Revolving Credit Exposure” shall mean, for any Lender, the sum of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (ii) any Person located, organized or resident in a Sanctioned Country, (iii) any Person owned or controlled by any such Person or (iv) any Person otherwise the subject of any Sanctions.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State or (ii) the United Nations Security Council, the European Union, any EU Member State or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” shall mean the rate specified in clause (i) of the definition of Adjusted LIBO Rate.

“Security Agreement” shall mean the security agreement in the form of Exhibit 5.12.

“SOFR” with respect to any day means a rate per annum equal to the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Asset” shall mean that certain asset disclosed to the Administrative Agent and Lenders prior to the Effective Date.

“Specified Event of Default” shall mean an Event of Default arising under Section 8.1(a), (b), (h) or (i).

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the “keepwell” provision in Section 24 of the Guarantee Agreement and Section 24 of the Borrower Guarantee Agreement.

“Specified Representations” shall mean the representations of the Loan Parties contained in Sections 4.1, 4.2, 4.3(a), 4.3(b), 4.6 (insofar as it relates to the execution, delivery and performance of the Loan Documents), 4.7, 4.9, 4.15, 4.16 and 4.17.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50.0%) of the equity or more than fifty percent (50.0%) of the ordinary voting power, or in the case of a partnership, more than fifty percent (50.0%) of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Holdings.

“Subsidiary Loan Party” shall mean any Subsidiary (other than a Foreign Subsidiary) that is party to the Guarantee Agreement (whether as original party thereto or by subsequent joinder thereto).

“Swap Obligations” shall mean with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.7, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist Bank in its capacity as provider of Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Administrative Agent and accepted by the Borrower. The Borrower is under no obligation to accept this rate and the Administrative Agent is under no obligation to provide it.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the earlier of (a) December 31, 2020 and (b) the date on which the Borrower delivers written notice to the Administrative Agent that it has determined to abandon the Restructuring.

“Term Loans” shall mean any term loan made by a Lender to the Borrower pursuant to Section 2.25 or Section 2.27.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Net Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of (a) the sum of (i) Consolidated Total Debt as of such date minus (ii) Unrestricted Cash in an aggregate amount not to exceed at any time the aggregate amount of unrestricted cash of Holdings, the Borrower and its Restricted Subsidiaries on deposit with, or otherwise held by, any Lenders or Affiliate thereof (including, for the avoidance of doubt, cash in accounts that are subject to an account control agreement in favor of the Administrative Agent) to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such date.

“Transaction Documents” shall mean, collectively, the Loan Documents and the Loan Facility Documents.

“Treasury Management Obligations” shall mean, collectively, (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts, securities accounts and supply chain financing, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Trigger Event” shall mean that (a) the Total Net Debt to EBITDA Ratio for the period of four Fiscal Quarters most recently ended, as calculated in the most recently delivered Compliance Certificate pursuant to Section 5.1(c), exceeds 1.25 to 1.0 or (b) a Trigger Event (as defined in the Loan Facility Agreement) under the Loan Facility Agreement has occurred.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount (without duplication) of cash and Cash Equivalents of Holdings, the Borrower and its Restricted Subsidiaries to the extent the same would be reflected on a consolidated balance sheet of Holdings and its Restricted Subsidiaries if the same were prepared as of such date; provided, that, “Unrestricted Cash” of Foreign Subsidiaries shall be net of repatriation costs.

“Unrestricted Subsidiary” shall mean, collectively, each Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3 Accounting Terms and Determination.

(a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of Holdings delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Restricted Subsidiary of any Loan Party at “fair value”, as defined therein and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Margin and the Applicable Percentage and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a Pro Forma Basis) shall be made on a Pro Forma Basis with respect to (a) sales, leases, transfers and/or involuntary dispositions of property in any period of twelve months with an aggregate fair market value in excess of $15,000,000, (b) any Acquisition, (c) any incurrence of any Incremental Term Loan and/or Incremental Revolving Commitment, (d) any determination of whether a Domestic Subsidiary qualifies as a “Material Subsidiary” pursuant to the definition of “Material Domestic Subsidiary” or (e) any payment of a Restricted Payment occurring during such period.

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Lenders severally agree (to the extent of each Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Banks may issue Letters of Credit in accordance with Section 2.24, (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitments from time to time in effect.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in Dollars, ratably in proportion to its Pro Rata Share of the Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, or (ii) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of “Interest Period”). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.5 or Section 2.24(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed twelve. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4 Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

Section 2.5 [Reserved].

Section 2.6 Procedure for Borrowing of Swingline Loans; Etc.

(a) Except in connection with any Auto Borrow Agreement, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate or any other interest rate as agreed between the Borrower and the Swingline Lender and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum or maximum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan. The Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.

(b) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(c) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(d) Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.6(b) or to purchase the participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.6, until such amount has been purchased in full.

(e) In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance reasonably satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swingline Loans for all purposes hereof, except that Borrowings of Swingline Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the aggregate Revolving Credit Exposure of all Lenders at any time during which an Auto Borrow Agreement is in effect, the outstanding amount of all Swingline Loans shall be deemed to be the sum of the outstanding amount of Swingline Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

Section 2.7 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.6. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this Section 2.7(b) shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.8 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.8. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.8 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.8, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.8(b)(iii) and Section 2.8(b)(iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.9 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments and the Swingline Commitment shall terminate on the Revolving Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Sublimit.

Section 2.10 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans made by the Lenders pursuant to Section 2.2 shall be due and payable by Borrower (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

(c) The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each applicable Lender, the unpaid principal amount of the Incremental Term Loans of such Lender in installments payable on the dates set forth in the definitive documentation therefor (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement).

Section 2.11 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.12 Optional Prepayments.

The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount not less than $1,000,000 and in integral multiples of $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and in the case of a prepayment of any Incremental Term Loan, ratably to all outstanding Incremental Term Loans, and to the scheduled principal installments thereof in direct order of maturity.

Section 2.13 Mandatory Prepayments.

If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments at such time, as reduced pursuant to Section 2.9 or otherwise, by no later than the following Business Day, the Borrower shall repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each such prepayment shall be applied ratably first to the Swingline Loans to the full extent thereof, then to the Revolving Base Rate Loans to the full extent thereof, and finally to Revolving Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments at such time, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.14 Interest on Loans.

(a) The Borrower shall pay interest with respect to the Revolving Loans made to the Borrower pursuant to Section 2.2: (i) on each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c) If an Event of Default has occurred and is continuing, at the option of the Required Lenders, or automatically in the case of an Event of Default under Sections 8.1(a), (g) or (h), the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional two percent (2%) per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans plus an additional two percent (2%) per annum.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three (3) months or ninety (90) days, respectively, on each day which occurs every three (3) months or ninety (90) days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15 Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times agreed upon by the Borrower and the Administrative Agent in the Fee Letters. The Borrower shall pay all fees and other amounts separately agreed in writing that are due and payable on or prior to the Funding Availability Date.

(b) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage (determined daily in accordance with Schedule 1.1(a)) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Margin for Eurodollar Revolving Loans then in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to each Issuing Bank for its own account a fronting fee with respect to Letters of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(d) Payments. The fees described in Sections 2.15(b) and 2.15(c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2020 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety).

(e) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to Section 2.15(b) or letter of credit fees accruing during such period pursuant to Section 2.15(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank. The pro rata payment provisions of Section 2.22 shall automatically be deemed adjusted to reflect the provisions of this Section 2.15(e).

Section 2.16 Computation of Interest and Fees.

All computations of interest and fees hereunder shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed); provided that interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.17 Inability to Determine Interest Rates.

(a) If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower, absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, provided that no Benchmark Transition Event or Early Opt-In Election shall have occurred at such time or for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (y) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Screen Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of each Class. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Screen Rate with a Benchmark Replacement pursuant to these provisions will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.17(b)-(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17(b)-(e).

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of Base Rate.

Section 2.18 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or on any Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii) subject any Lender or Issuing Bank to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of such Lender’s or such Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Lender’s or such Issuing Bank’s parent corporation with respect to capital adequacy or liquidity) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s parent corporation for any such reduction suffered. For the avoidance of doubt, Lenders may only make claims for compensation pursuant to this Section 2.19, in respect of a Change in Law, to the extent such claims are a consequence of its obligations hereunder or under or in respect of any Letter of Credit.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s parent corporation, as the case may be, specified in Sections 2.19(a) or (b) shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or such Issuing Bank, as the case may be, such amount or amounts within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation.

Section 2.20 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower or by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.21 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) the Administrative Agent, any Lender or any Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; (ii) Internal Revenue Service Form W-8BEN or W-8BEN-E, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; (iii) Internal Revenue Service Form W-8BEN or W-8BEN-E, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A) or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a ten percent (10%) shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B) and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8IMY or W-8EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation) and (C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) For purposes of this Section 2.21, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

Section 2.22 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Term Loans or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Term Loans and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.22(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Term Loans or Swingline Loans to any assignee or participant, other than to Holdings or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.22(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.23 Mitigation of Obligations.

(a) If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

(b) If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender is a Defaulting Lender, or if any Lender is not an Accepting Lender pursuant to Section 2.28, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) The Borrower shall not be required to compensate a Lender or an Issuing Bank under Section 2.19, 2.20 or 2.21 for any taxes, increased costs or reductions incurred more than six (6) months prior to the date that such Lender or such Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that if any Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.

Section 2.24 Letters of Credit.

(a) During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.24(d) and 2.24(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit denominated in Dollars for the account of the Borrower or any Restricted Subsidiary on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $250,000; and (iii) the Borrower may not request on behalf of itself or any Restricted Subsidiary any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Sublimit, (B) the aggregate LC Exposure plus the aggregate outstanding Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitments or (C) the LC Exposure of such Issuing Bank would exceed the LC Commitment of such Issuing Bank. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Effective Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as such Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as such Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.24(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices.

(d) The applicable Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to such Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.3 hereof and the minimum borrowing limitations set forth in Section 2.3 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to Section 2.24(a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of Holdings, the Borrower or any of its Restricted Subsidiaries, (iv) any breach of this Agreement by Holdings, the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to Sections 2.24(d) or (e) on the due date therefor, such Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to such Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate plus an additional two percent (2%) per annum.

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.24(g), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank and the Lenders, an amount in cash equal to one hundred five percent (105%) of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h) Promptly following the end of each Fiscal Quarter, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the applicable Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which Holdings, the Borrower or any Subsidiary or Affiliate of Holdings may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.24, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Banks, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, each Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

(k) In the event of any conflict between the terms hereof and the terms of any LC Document, the terms hereof shall control.

(l) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefit from the businesses of such Restricted Subsidiaries.

(m) Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the applicable Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.15(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.

Section 2.25 Increase of Commitments; Additional Lenders.

(a) From time to time after the Funding Availability Date but before the termination of this Agreement and in accordance with this Section 2.25, the Borrower may from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Commitment”) or to establish one or more term loans (each, an “Incremental Term Loan”); provided, that:

(i) the aggregate amount of all Incremental Revolving Commitments plus the aggregate initial principal amount all Incremental Term Loans shall not exceed the Maximum Incremental Facility Amount during the term of this Agreement;

(ii) any Incremental Revolving Commitment or establishment of an Incremental Term Loan shall be in a minimum principal amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;

(iii) no Default or Event of Default shall exist and be continuing at the time of the establishment of any Incremental Revolving Commitment or Incremental Term Loan;

(iv) the conditions set forth in Section 3.3 shall be satisfied as of the date of the establishment of any Incremental Revolving Commitment or Incremental Term Loan;

(v) the Borrower shall have provided to the Administrative Agent a Pro Forma Compliance Certificate, in form and detail reasonably acceptable to the Administrative Agent, demonstrating compliance with the financial covenants in Article VI after giving effect to such Incremental Revolving Commitment or Incremental Term Loan on a Pro Forma Basis (assuming for purposes hereof, that the Aggregate Revolving Commitments (including any Incremental Revolving Commitments) are fully drawn and funded); provided, that, in the case of an Incremental Term Loan subject to the Incremental Funds Certain Provision, such compliance will be determined at the option of the Borrower either (A) at the time of funding of such Incremental Term Loan, or (B) at the time the applicable Acquisition Agreement is entered into (but not more than ninety (90) days prior to the consummation of such Permitted Acquisition or such later date as Administrative Agent may agree in writing);

(vi) the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Loan Parties and opinions of counsel to the Loan Parties) it may reasonably request relating to such Incremental Revolving Commitments or such establishment of such Incremental Term Loan, all in form and substance reasonably satisfactory to the Administrative Agent;

(vii) (A) the Applicable Margin of each Incremental Term Loan shall be as set forth in the definitive documentation therefor; provided that if the Initial Yield applicable to any such Incremental Term Loans exceeds the sum of the Applicable Margin then in effect for Eurodollar Term Loans plus one fourth of the Up-Front Fees paid in respect of any then existing Term Loans (the “Existing Yield”), then the Applicable Margin of any then existing Term Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield, and (B) any Incremental Term Loans made pursuant to this Section 2.25 shall have a maturity date no earlier than the latest existing Maturity Date or the then applicable Revolving Commitment Termination Date and shall have a Weighted Average Life to Maturity no shorter than any other then-existing Incremental Term Loan;

(viii) any Incremental Revolving Commitments under this Section 2.25 shall have terms identical to those for the Revolving Commitments under this Agreement, other than with respect to the payment of Up-Front Fees;

(ix) no Lender shall have any obligation to provide any Incremental Revolving Commitment or any Incremental Term Loan, and any decision by a Lender to provide any Incremental Revolving Commitment or any Incremental Term Loan shall be made in its sole discretion independently from any other Lender;

(x) the Borrower may designate a bank or other financial institution that is not already a Lender to provide all or any portion of any Incremental Revolving Commitments or an Incremental Term Loan, so long as (i) such Person (an “Additional Lender”) becomes a party to this Agreement pursuant to a lender joinder agreement or other document in form and substance satisfactory to the Administrative Agent that has been executed by the Borrower and such Additional Lender, (ii) any such Person proposed by the Borrower to become an Additional Lender must be reasonably acceptable to the Administrative Agent and, if such Additional Lender is to provide a Revolving Commitment, each of the Issuing Banks and the Swingline Lender;

(xi) any Incremental Revolving Commitments or establishment of an Incremental Term Loan shall be pursuant to an agreement in writing entered into by the Loan Parties, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Revolving Commitments or Incremental Term Loan, as applicable (each an “Incremental Facility Amendment”), and upon the effectiveness of such Incremental Facility Amendment pursuant to the terms thereof, the Commitments, as applicable, shall automatically be increased by the amount of the Commitments added through such Incremental Facility Amendment and Schedule 1.1(a) shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments;

(xii) with respect to any Incremental Revolving Commitments, (i) if any Revolving Loans are outstanding upon giving effect to any Incremental Revolving Commitments, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 2.20) in an amount necessary such that after giving effect to such Incremental Revolving Commitments, each Lender will hold its Pro Rata Share of outstanding Revolving Loans and (ii) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments;

(xiii) the Borrower shall pay any applicable upfront or arrangement fees in connection with such Incremental Revolving Commitments or Incremental Term Loan;

(xiv) subject to the limitations set forth in Section 2.25(a)(vii), the amortization or other repayment requirements, the pricing and the use of proceeds applicable to any such Incremental Term Loan shall in each case be set forth in the definitive documentation with respect to such Incremental Term Loan;

(xv) any such Incremental Revolving Commitment or Incremental Term Loan shall (A) rank pari passu in right of payment as the other Loans and Commitments, (B) not be guaranteed by any Person that is not a Guarantor, and (C) if the Trigger Event has not occurred, shall be unsecured and, if the Trigger Event has occurred, shall be secured by the Collateral on a pari passu basis with the existing Obligations;

(xvi) all other terms and conditions with respect to any such Incremental Revolving Commitments shall be reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender; and

(xvii) all other terms and conditions with respect to any such Incremental Term Loan shall be set forth in the applicable Incremental Facility Amendment and be reasonably satisfactory to the Lenders providing such Incremental Term Loan.

(b) Upon the effectiveness of any such Incremental Revolving Commitment or any Incremental Term Loan, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule 1.1(a) shall automatically be deemed amended accordingly.

(c) Notwithstanding anything to the contrary in this Section 2.25, if the proceeds of any Incremental Term Loan are being used to finance a Permitted Acquisition made pursuant to an acquisition agreement, binding on Holdings, the Borrower or any of its Restricted Subsidiaries, entered into in advance of the consummation thereof that does not provide for a “financing out” (an “Acquisition Agreement”), and the Borrower has obtained on or prior to the closing thereof binding commitments of Lenders and/or Additional Lenders to fund such Incremental Term Loan, then the conditions to the funding and incurrence of any such Incremental Term Loan may, at the option of the Borrower, be limited as follows: (A) the condition set forth in Section 3.3(b) shall apply only with respect to Specified Representations, (B) all representations and warranties of each Loan Party (excluding for the avoidance of doubt any target entities or subsidiaries thereof to be acquired in connection with any Permitted Acquisition) set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) at the date the applicable Acquisition Agreement is executed and delivered; provided, that to the extent such representation or warranty relates to a specific prior date, such representation or warranty shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) only as of such specific prior date; (C) the representations and warranties in the Acquisition Agreement made by or with respect to the Person or assets subject to the Permitted Acquisition that are material to the interests of the Lenders shall be true and correct in all material respects, but only to the extent that Holdings, the Borrower and/or any of its Restricted Subsidiaries, as applicable, has the right to terminate its or their obligations under the Acquisition Agreement or not consummate such Permitted Acquisition as a result of a breach of such representations in such Acquisition Agreement and (D) the reference to “no Default or Event of Default” in Section 3.3(a) shall mean (1) the absence of a Default or Event of Default at the date the applicable Acquisition Agreement is executed and delivered and (2) the absence of a Specified Event of Default at the date the applicable Permitted Acquisition is consummated. For purposes of clarity, the establishment of Incremental Revolving Commitments shall not be subject at any time to the Incremental Funds Certain Provision. Nothing in the foregoing constitutes a waiver of any Default or Event of Default under this Agreement or of any rights or remedies of Lenders and the Administrative Agent under any provision of the Loan Documents. The provisions of this paragraph are collectively referred to in this Agreement as the “Incremental Funds Certain Provision”.

For purposes of determining compliance on a Pro Forma Basis with the financial covenants in Article VI or other ratio requirement under this Agreement, or whether a Default or Event of Default has occurred and is continuing, in each case in connection with the consummation of an Acquisition using proceeds from an Incremental Term Loan that qualifies to be subject to the Incremental Funds Certain Provision, the date of determination shall, at the option of the Borrower, be (A) the date of funding of such Incremental Term Loan, or (B) the date of execution of such Acquisition Agreement, and such determination shall be made after giving effect to such Acquisition (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis, and, for the avoidance of doubt, if such financial covenants or other ratio requirement is subsequently breached as a result of fluctuations in the ratio that is subject of such financial covenants or other ratio requirement (including due to fluctuations in Consolidated EBITDA of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis or the EBITDA (calculated in a manner consistent with the calculation of Consolidated EBITDA) of the acquired Person or assets), at or prior to the consummation of such Acquisition (and the other transactions to be entered into in connection therewith), such financial covenants or other ratio requirement will not be deemed to have been breached as a result of such fluctuations solely for the purpose of determining whether such Acquisition (and the other transactions to be entered into in connection therewith) constitutes a Permitted Acquisition; provided; that (x) if the Borrower elects to have such determination occur at the time of entry into the applicable Acquisition Agreement (and not at the time of consummation of the Acquisition), (I) the Incremental Term Loan to be incurred shall be deemed incurred at the time of such election (unless the applicable Acquisition Agreement is terminated without actually consummating the applicable Permitted Acquisition, in which case such Acquisition and related Incremental Term Loan will not be treated as having occurred) and outstanding thereafter for purposes of calculating compliance, on a Pro Forma Basis, with any applicable financial covenants or other ratio requirement in this Agreement (even if unrelated to determining whether such Acquisition is a Permitted Acquisition) and (II) such Permitted Acquisition must close within ninety (90) days (or such later date as Administrative Agent may agree in writing) of the signing of the applicable Acquisition Agreement and (y) EBITDA (calculated in a manner consistent with the calculation of Consolidated EBITDA) of the acquired business shall be disregarded for all purposes under this Agreement other than determining whether such Acquisition is a Permitted Acquisition until the consummation of such Permitted Acquisition.

(d) For purposes of this Section 2.25, the following terms shall have the meanings specified below:

(i) “Initial Yield” shall mean, with respect to Incremental Term Loans or Incremental Revolving Commitments, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Adjusted LIBO Rate on such Incremental Term Loans or such Incremental Revolving Commitment, as applicable (including as margin the effect of any “LIBOR floor” applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on such Incremental Term Loans or such Incremental Revolving Commitments, as applicable (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Term Loans or such Incremental Revolving Commitments, as applicable, and (2) four.

(ii) “Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement fee paid to any Arranger.

(iii) “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

Section 2.26 Defaulting Lenders.

(a) If a Lender holding a Revolving Commitment becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender with a Revolving Commitment has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation; and

(ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and the Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to Section 2.26(a)(i) above for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (x) Cash Collateralize the obligations of the Defaulting Lender to such Issuing Bank or the Swingline Lender in respect of such LC Exposure or such Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and the Swingline Exposure of such Defaulting Lender, (y) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, the applicable Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.

(b) If the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving

Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any Cash Collateral has been posted with respect to the LC Exposure or the Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such Cash Collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(i) So long as any Lender is a Defaulting Lender, no Issuing Bank will be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that one hundred percent (100%) of the related LC Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the applicable Issuing Bank or the Swingline Lender, as the case may be, of the following:

(ii) in the case of a Defaulting Lender, the Swingline Exposure and the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in Section 2.26(a)(i);

(iii) in the case of a Defaulting Lender, without limiting the provisions of Section 2.26(a)(ii), the Borrower Cash Collateralizes its reimbursement obligations in respect of such Letter of Credit or such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or such Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the applicable Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iv) in the case of a Defaulting Lender, the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.22 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.

Section 2.27 Refinancing Facilities.

(a) The Borrower may from time to time, add one or more tranches of term loans or revolving credit facilities to this Agreement (each a “Refinancing Facility”) pursuant to an agreement in writing entered into by the Loan Parties, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Refinancing Facility (each a “Refinancing Facility Amendment”) pursuant to procedures reasonably specified by the Administrative Agent to refinance all or any portion of any outstanding Term Loan or any Revolving Loan then in effect; provided, that:

(i) such Refinancing Facility shall not have a principal or commitment amount (or accreted value) greater than the Loans and, in the case of a revolving facility, the Revolving Loans and any undrawn available commitments in respect of such revolving facility being refinanced (plus accrued interest, fees, discounts, premiums and reasonable expenses);

(ii) no Default or Event of Default shall exist on the effective date of such Refinancing Facility or would exist after giving effect to such Refinancing Facility;

(iii) no existing Lender shall be under any obligation to provide a commitment to such Refinancing Facility and any such decision whether to provide a commitment to such Refinancing Facility shall be in such Lender’s sole and absolute discretion;

(iv) such Refinancing Facility shall be in an aggregate principal amount of at least $25,000,000 and each commitment of a Lender to such Refinancing Facility shall be in a minimum principal amount of at least $5,000,000, in the case of a Refinancing Revolving Facility and at least $1,000,000 in the case of a Refinancing Term Loan (or, in each case, such lesser amounts as the Administrative Agent and the Borrower may agree);

(v) each Person providing a commitment to such Refinancing Facility shall meet the requirements in Section 10.04(b);

(vi) the Borrower shall deliver to the Administrative Agent:

(A) a certificate of each Loan Party dated as of the date of such Refinancing Facility signed by a Responsible Officer of such Loan Party (1) attaching evidence of appropriate corporate authorization on the part of such Loan Party with respect to such Refinancing Facility as the Administrative Agent may reasonably request and (2) in the case of the Borrower, certifying that, before and after giving effect to such Refinancing Facility, (I) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); provided, that to the extent such representation or warranty relates to a specific prior date, such representation or warranty shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) only as of such specific prior date, and (II) no Default or Event of Default shall exist;

(B) such amendments to the other Loan Documents as the Administrative Agent may reasonably request to reflect such Refinancing Facility;

(C) customary opinions of legal counsel to the Loan Parties as the Administrative Agent may reasonably request, addressed to the Administrative Agent and each Lender (including each Person providing any commitment under any Refinancing Facility), dated as of the effective date of such Refinancing Facility;

(D) to the extent requested by any Lender (including each Person providing any commitment under any Refinancing Facility), executed promissory notes evidencing such Refinancing Facility, issued by the Borrower in accordance with Section 2.11(b); and

(E) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(vii) the Administrative Agent shall have received documentation from each Person providing a commitment to such Refinancing Facility evidencing such Person’s commitment and such Person’s obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(viii) such Refinancing Facility (A) shall rank pari passu in right of payment as the other Loans and Commitments; (B) shall not be guaranteed by any Person that is not a Guarantor; and (C) if the Trigger Event has not occurred, shall be unsecured and, if the Trigger Event has occurred, shall be secured on a pari passu basis;

(ix) such Refinancing Facility shall have such interest rates, interest rate margins, fees, discounts, prepayment premiums, amortization and a final maturity date as agreed by the Loan Parties and the Lenders providing such Refinancing Facility; provided that (A) to the extent refinancing a Revolving Loan and constituting a Refinancing Revolving Facility, such Refinancing Facility shall have a termination date no earlier than the Revolving Commitment Termination Date and (B) to the extent refinancing a Term Loan or constituting term loan facilities, such Refinancing Term Loan shall have a maturity date no earlier than the latest then existing Maturity Date, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loan being refinanced;

(x) if such Refinancing Facility is a Refinancing Revolving Facility then (A) such Refinancing Facility shall have ratable voting rights as the other Revolving Loans (or otherwise provide for more favorable voting rights for the then outstanding Revolving Loans) and (B) such Refinancing Facility may provide for the issuance of Letters of Credit for the account of Holdings, the Borrower and its Restricted Subsidiaries on terms substantially equivalent to the terms applicable to Letters of Credit under the existing revolving credit facilities or the making of swing line loans to the Borrower on terms substantially equivalent to the terms applicable to Swingline Loans under the existing revolving credit facilities;

(xi) each Borrowing of Revolving Loans and participations in Letters of Credit pursuant to Section 2.24 shall be allocated pro rata among the Revolving Loans;

(xii) subject to Section 2.27(a)(ix) above, such Refinancing Facility will have terms and conditions that are substantially identical to, or less favorable, when taken as a whole (as determined by the Borrower in its reasonable judgment), to the Lenders providing such Refinancing Facility than, the terms and conditions of the Revolving Loan or Term Loan being refinanced; provided, however, that such Refinancing Facility may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof and applicable only during periods after the then latest Revolving Commitment Termination Date or latest Maturity Date in effect; and

(xiii) substantially concurrent with the incurrence of such Refinancing Facility the Borrower shall apply the Net Cash Proceeds of such Refinancing Facility to the prepayment of outstanding Loans being so refinanced (and, in the case of a Refinancing Facility that refinances a Revolving Loan, the Borrower shall permanently reduce the amount of the commitments to the Revolving Loan being refinanced by the amount of the Net Cash Proceeds of such Refinancing Facility (other than Net Cash Proceeds applied to pay accrued interest, fees, discounts and premiums)).

(b) The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, such Refinancing Facility Amendments to the extent (and only to the extent) the Administrative Agent deems necessary in order to establish Refinancing Facilities on terms consistent with and/or to effect the provisions of this Section 2.27. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Amendment. In addition, if so provided in the Refinancing Facility Amendment for a Refinancing Revolving Facility and with the consent of each Issuing Bank, participation in Letters of Credit under the existing revolving credit facilities shall be reallocated from Lenders holding revolving commitments under the existing revolving credit facilities which are being refinanced to Lenders holding revolving commitments under such Refinancing Revolving Facility in accordance with the terms of such Refinancing Facility Amendment.

Section 2.28 Extension of Revolving Loans and Term Loans. The Borrower may from time to time, subject to the consent of the Administrative Agent, make one or more offers to all the Lenders holding a Revolving Commitment or to all of the Lenders holding a Term Loan to make one or more amendments or modifications to (a) allow the maturity and scheduled amortization (if any) of such Loans and Commitments of the accepting Lenders to be extended and (b) increase or decrease the Applicable Margin, Applicable Percentage, and/or fees payable with respect to such Loans and Commitments (if any) of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent. Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. Each Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent such written agreements as the Administrative Agent shall reasonably require to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such certified resolutions, legal opinions and other documents as requested by the Administrative Agent. The Administrative Agent shall promptly notify each

Lender as to the effectiveness of any Permitted Amendment. Each of the parties hereto hereby agrees that (x) upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (y) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 2.23(b).

ARTICLE III.

CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 3.1 Conditions To Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile or form of electronic attachment (e.g., “.pdf” or “.tif”) transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) a duly executed Guarantee Agreement by Holdings and the Domestic Subsidiaries identified as Guarantors on Schedule 4.14 and (B) a duly executed Borrower Guarantee Agreement (with respect to the Hedging Obligations and Treasury Management Obligations of Holdings and the Restricted Subsidiaries of the Borrower);

(iii) a certificate of the Secretary or Assistant Secretary of each Loan Party, substantially in the form attached hereto as Exhibit 3.1(b)(iv), attaching and certifying copies of its bylaws or operating agreement, as applicable, and of the resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iv) certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party;

(v) a favorable written opinion of King & Spalding LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vi) a certificate, dated the Effective Date substantially in the form attached hereto as Exhibit 3.1(b)(vii) and signed by a Responsible Officer confirming compliance with the conditions set forth in Sections 3.3(a), (b) and (c);

(vii) the Form 10 (including the information statement and other exhibits contemplated thereby, in each case, in the form and to the extent so filed) in the form most recently filed (whether or not publicly) with the U.S. Securities and Exchange Commission prior to the Effective Date;

(viii) all documentation and other information with respect to the Loan Parties that the Administrative Agent or such Lender reasonably believes is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; and

(ix) such other documents, certificates, information or legal opinions as the Administrative Agent or the Lenders may reasonably request, all in form and substance satisfactory to the Administrative Agent and the Lenders.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 3.2 Conditions to Funding Availability Date. The obligation of each Lender to make a Loan and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, on the Funding Availability Date is subject to the satisfaction of the following conditions:

(a) The Effective Date shall have occurred.

(b) The Termination Date shall not have occurred.

(c) The Restructuring shall have occurred (or substantially concurrently with the Funding Availability Date, will occur).

(d) The Administrative Agent (or its counsel) shall have received the following:

(i) if requested by any Lender, a Note for such Lender;

(ii) a certificate of the Secretary or Assistant Secretary of each Loan Party certifying that its articles of incorporation or other charter documents, as applicable, bylaws or operating agreement, as applicable, and the resolutions of its board of directors (or equivalent governing body) delivered to the Administrative Agent on the Effective Date, have not been amended or superseded since the Effective Date (or if any of the same have been amended or superseded, attaching such amended or superseded articles of incorporation or other charter documents, bylaws or operating agreement, and/or resolutions of its board of directors);

(iii) a favorable written opinion of King & Spalding LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(iv) all obligations (other than contingent indemnification obligations for which no demand has been made) under the Existing Credit Agreement shall have been repaid in full (or substantially concurrently with the Funding Availability Date, will be repaid in full) and the Existing Credit Agreement shall have been terminated;

(v) a solvency certificate, dated as of the Funding Availability Date and signed by the chief financial officer of Borrower, confirming that the Borrower is Solvent, and Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis, are Solvent before and after giving effect to any Revolving Loans and any other extensions of credit on the Funding Availability Date and the consummation of the other transactions contemplated herein; and

(vi) a duly executed Notice of Borrowing.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Funding Availability Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arrangers.

Section 3.3 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit (including a request for a credit extension relating to an advance under a Refinancing Facility), is subject to the satisfaction of the following conditions, in each case, subject to the Incremental Funds Certain Provision, as applicable:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist; and

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); provided, that to the extent such representation or warranty relates to a specific prior date, such representation or warranty shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) only as of such specific prior date;

(c) since the date of the audited financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

(d) the Borrower shall have delivered the required Notice of Borrowing or written notice requesting the issuance of a Letter of Credit as required under Section 2.24, as applicable.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit (including a request for a credit extension relating to an advance under a Refinancing Facility) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 3.3(a), (b) and (c).

Section 3.4 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1 Existence; Power. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, partner, member or stockholder, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by Holdings and the Borrower of this Agreement, and by each Loan Party of the other Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of its Restricted Subsidiaries or any judgment or order of any Governmental Authority binding on Holdings, the Borrower or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on Holdings, the Borrower or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of its Restricted Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4 Financial Statements. The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of December 31, 2019, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by Ernst & Young. Such financial statements fairly present the consolidated financial condition of the Borrower and its Restricted Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since December 31, 2019, there have been no changes with respect to Holdings, the Borrower and its Restricted Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5 Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Transaction Document.

(b) Except as could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, none of Holdings, the Borrower or any of its Restricted Subsidiaries (i) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability. None of Holdings, the Borrower or any of its Restricted Subsidiaries (x) has received notice of any claim with respect to any Environmental Liability or (y) knows of any basis for any Environmental Liability that, in each case, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Compliance with Laws and Agreements. Holdings, the Borrower and each Restricted Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7 Investment Company Act, Etc. None of Holdings, the Borrower or any of its Restricted Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.8 Taxes. Holdings, the Borrower and its Restricted Subsidiaries and each other Person for whose taxes Holdings, the Borrower or any Restricted Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) to the extent the failure to do so would not have a Material Adverse Effect or (b) where the same are currently being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of Holdings, the Borrower and its Restricted Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. None of Holdings, the Borrower or its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11 Ownership of Property.

(a) Each of Holdings, the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

(b) Each of Holdings, the Borrower and its Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and its Restricted Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12 Disclosure.

(a) The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings, the Borrower or any of its Restricted Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower or Holdings is required to file with the Securities and Exchange Commission), financial statements, certificates or other written information furnished by or on behalf of the Borrower or Holdings to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.13 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against Holdings, the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against Holdings, the Borrower or any of its Restricted Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from Holdings, the Borrower or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings, the Borrower or any such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14 Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of Holdings in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

Section 4.15 Solvency. After giving effect to the execution and delivery of the Loan Documents (including the provisions of Sections 8, 9 and 23 of the Guarantee Agreement and Sections 8, 9 and 23 of the Borrower Guarantee Agreement) and the making of the Loans under this Agreement, (a) the Borrower is Solvent on the Effective Date and (b) the Loan Parties on a consolidated basis are Solvent.

Section 4.16 Anti-Corruption Laws and Sanctions. The Borrower and Holdings have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by Holdings, the Borrower its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrower its Subsidiaries and their respective officers (in such capacity), employees (in such capacity) and, to the knowledge of Holdings or the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) Holdings, the Borrower any Subsidiary or any of their respective officers (in such capacity) or employees (in such capacity), or (b) to the knowledge of Holdings or the Borrower, any director or agent of Holdings or any Subsidiary is a Sanctioned Person. No Borrowing or Letter of Credit, used by the Borrower, Holdings or any Subsidiary of the proceeds thereof or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.17 No Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 4.18 Inactive Subsidiaries. The Inactive Subsidiaries do not (a) have assets with an aggregate book value in excess of $1,000,000, (b) have revenue in excess of $1,000,000 in the aggregate and (c) conduct any business activities.

Section 4.19 Collateral Representations.

After the execution and delivery of the Collateral Documents following the occurrence of the Trigger Event in accordance with Section 5.12:

(a) The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the holders of the Obligations, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.2) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the occurrence of the Trigger Event and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b) No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 4.19(c).

(c) Each Loan Party maintains, if available, fully paid flood hazard insurance on all Flood Hazard Properties, with such deductibles as are commercially acceptable for Persons of established reputation engaged in similar business as the Loan Parties and on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by the Administrative Agent.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower covenant and agree that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for Holdings, the Borrower and its Restricted Subsidiaries, containing a consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings, the Borrower and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings, the Borrower and its Restricted Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. It is understood and agreed that the requirements of this Section 5.1(a) (x) shall be satisfied by delivery of the applicable annual report on Form 10-K of Holdings to the Securities and Exchange Commission if delivered within the applicable time period noted herein and is available to the Lenders on EDGAR and (y) are effective as of the Effective Date;

(b) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter), an unaudited consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings, the Borrower and its Restricted Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified by the chief financial officer, treasurer or controller of the Borrower as presenting fairly in all material respects the financial condition and results of operations of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. It is understood and agreed that the requirements of this Section 5.1(b) (x) shall be satisfied by delivery of the applicable quarterly report on Form 10-Q of Holdings to the Securities and Exchange Commission if delivered within the applicable time period noted herein and is available to the Lenders on EDGAR and (y) are effective as of the Effective Date;

(c) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be, it being agreed that the requirements of this Section 5.1(e) may be satisfied by the delivery of the applicable reports, statements or other materials to the Securities and Exchange Commission to the extent that such reports, statements or other materials are available to the Lenders on EDGAR;

(f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary as the Administrative Agent or any Lender may reasonably request;

(g) as soon as available and in any event within 60 days after the end of each Fiscal Year, a forecasted income statement, balance sheet, and statement of cash flows for the following Fiscal Year, in each case, on a quarter by quarter basis for such forecasted Fiscal Year information; and

(h) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b), for any period in which there exist any Unrestricted Subsidiaries, unaudited consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements delivered pursuant to Section 5.1(a) and (b), all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings, the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting Holdings, the Borrower or any Restricted Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which Holdings, the Borrower or any of its Restricted Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability in excess of $10,000,000, (iii) receives notice of any claim with respect to any Environmental Liability in excess of $10,000,000 or (iv) becomes aware of any basis for any Environmental Liability in excess of $10,000,000 and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $10,000,000;

(e) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. Holdings will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in (a) substantially the same business as presently conducted or such other businesses that are reasonably related thereto, including but not limited to the business of leasing and selling furniture, consumer electronics, computers, appliances and other household goods and accessories inside and outside of the United States of America, through both independently-owned and franchised stores, providing lease-purchase solutions, credit and other financing solutions to customers for the purchase and lease of such products, the manufacture and supply of furniture and bedding for lease and sale in such stores, and the provision of virtual rent-to-own programs inside and outside of the United States of America (including but not limited to point-of-sale lease purchase programs), (b) any other businesses which are ancillary or complementary to, or reasonable extensions or expansions of, the business of Holdings, the Borrower and its Restricted Subsidiaries as conducted as of the Effective Date, as reasonably determined in good faith by the Borrower and (c) any businesses that are materially different from the business of Holdings, the Borrower and its Restricted Subsidiaries as conducted as of the Effective Date provided that any Investments made, funds expended or financial support provided by Holdings, the Borrower and/or its Restricted Subsidiaries in connection with such alternative lines of business shall not exceed $25,000,000 in the aggregate at any time outstanding; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4 Compliance with Laws, Etc. Holdings will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Payment of Obligations. Holdings will, and will cause each of its Restricted Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Books and Records. Holdings will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7 Visitation, Inspection, Etc. Holdings will, and will cause each of its Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required. All reasonable expenses incurred by the Administrative Agent and, at any time after the occurrence and during the continuance of a Default or an Event of Default, any Lenders in connection with any such visit, inspection, audit, examination and discussions shall be borne by the Borrower.

Section 5.8 Maintenance of Properties; Insurance. Holdings will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, after the occurrence of the Trigger Event, flood insurance as described in the definition of Real Estate Documents). In addition, and not in limitation of the foregoing, Holdings shall maintain and keep in force insurance coverage on its inventory, as is consistent with best industry practices. The Loan Parties shall at all times cause the Administrative Agent to be named as additional insured on all of its casualty and liability policies. Promptly after the occurrence of the Trigger Event, the Loan Parties shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.

Section 5.9 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Loans (a) to finance working capital needs, (b) to refinance existing debt (including, without limitation, the remaining principal amount of the loans and accrued and unpaid interest thereon owing under the Existing Credit Agreement), (c) to finance Permitted Acquisitions and (d) for other general corporate purposes of Holdings, the Borrower and its Restricted Subsidiaries, in each case, not in contravention of any law or Loan Document. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and the Borrower shall ensure that Holdings and its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (1) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (2) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (3) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10 Additional Subsidiaries; Guarantees.

(a) Within ten (10) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) after any Subsidiary is acquired or formed (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) or after any Unrestricted Subsidiary is designated as a Restricted Subsidiary, the Borrower shall (i) notify the Administrative Agent and the Lenders thereof, (ii) if such Subsidiary is a Material Domestic Subsidiary, cause such Subsidiary to become a Subsidiary Loan Party by (x) executing agreements in the form of Annex I to the Guarantee Agreement and (y) if the Trigger Event has occurred, a security agreement or a joinder agreement thereto granting to the Administrative Agent for the benefit of the holders of the Obligations a first priority security interest and lien in all of its assets pursuant to the Collateral Documents, in form reasonably satisfactory to the Administrative Agent, and (iii) if such Subsidiary is a Material Domestic Subsidiary, cause such Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent. In the event that any Domestic Subsidiary that is not already a Subsidiary Loan Party becomes a Material Domestic Subsidiary at any time after its formation or acquisition, the Borrower shall have up to ten (10) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) to cause it to (x) become a Subsidiary Loan Party by executing agreements in the form of Annex I to the Guarantee Agreement and (y) deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent.

(b) Upon any acquisition or formation of additional Foreign Subsidiaries by the Borrower after the Effective Date (subject to Section 7.4) , and to the extent the aggregate EBITDA attributable to all Foreign Subsidiaries that are Restricted Subsidiaries whose stock has not been pledged to secure the Obligations pursuant to this Section 5.10(b) for the most recently ended twelve month period exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period (the “Foreign Pledge Date”), the Borrower (i) shall notify the Administrative Agent and the Lenders thereof, (ii) deliver stock certificates and related pledge agreements, in form satisfactory to a collateral agent acceptable to the Administrative Agent, evidencing the pledge of sixty-six percent (66%) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of one or more Foreign Subsidiaries directly owned by a Loan Party to secure the Obligations to the extent necessary such that, after giving effect to such pledge, the EBITDA attributable to all Foreign Subsidiaries that are Restricted Subsidiaries whose stock has not been pledged to secure the Obligations pursuant to this Section 5.10(b) for the most recently ended twelve (12) month period does not exceed twenty percent (20%) of Consolidated EBITDA, and (iii) cause such Foreign Subsidiary whose stock is pledged pursuant to the immediately preceding Section 5.10(b)(ii) to deliver simultaneously therewith similar documents applicable to such Foreign Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent; provided that in no event shall any such Foreign Subsidiary be required to join the Guarantee Agreement or otherwise to guarantee any of the Obligations. Upon the occurrence of the Foreign Pledge Date, the Borrower will be required to comply with the terms of this Section 5.10(b) within thirty (30) days after any new Foreign Subsidiary that is a Restricted Subsidiary is acquired or formed. Upon the occurrence of the Foreign Pledge Date and within a reasonable time thereafter, the Administrative Agent shall enter into an intercreditor agreement, in form and substance satisfactory to the Required Lenders, with all other creditors of the Borrower having a similar covenant with the Borrower.

(c) Notwithstanding anything to the contrary in this Agreement, (i) none of the Inactive Subsidiaries shall be required to become a Subsidiary Loan Party or to execute the Guarantee Agreement, subject to compliance with Section 7.13 and (ii) the Borrower shall cause each Inactive Subsidiary to be dissolved as soon practicable without incurring adverse tax consequences unless otherwise permitted by the Administrative Agent with such consent not to be unreasonably withheld, conditioned or delayed.

(d) Holdings will cause any Domestic Subsidiary or any other Domestic Controlled Affiliate that provides a Guarantee or otherwise becomes liable (including as a borrower or co-borrower) in respect of the obligations under any other agreement providing for the incurrence of Indebtedness that is pari passu with the Indebtedness under this Agreement to become a Subsidiary Loan Party by executing agreements in the form of Annex I to the Guarantee Agreement and deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 3.1 as reasonably requested by the Administrative Agent.

Section 5.11 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof, and (ii) do, execute, acknowledge and deliver any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents, or, after the occurrence of the Trigger Event, to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

Section 5.12 Collateral.

(a) Promptly upon, and in any event within thirty (30) days of, the occurrence of the Trigger Event (or such longer periods as the Administrative Agent shall agree in its sole discretion), Holdings shall, and shall cause the Loan Parties, to (i) grant Liens in favor of the Administrative Agent, for the benefit of the Lenders and the other holders of the Obligations, in substantially all of its personal property (with exceptions as provided in the Security Agreement) by executing and delivering to the Administrative Agent a Security Agreement and such other Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent, for the benefit of the Lenders and the other holders of the Obligations, and granted under any of the Loan Documents, (ii) grant Liens in favor of the Administrative Agent, for the benefit of the Lenders and the other holders of the Obligations, in all fee ownership interests in Material Real Estate by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require and (iii) deliver such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) reasonably requested by the Administrative Agent and to take all such other actions that such Loan Party would be required to deliver pursuant to Section 5.13 with respect to any Material Real Estate. In addition, Holdings shall, or shall cause the applicable Loan Party to (x) pledge all of the Capital Stock of the Borrower and any such Domestic Subsidiary that is a Restricted Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, (y) pledge sixty-six percent (66%) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of the Foreign Subsidiaries that are Restricted Subsidiaries directly owned by the Loan Parties and (z) deliver the original certificates evidencing such pledged capital stock to the Administrative Agent, together with appropriate powers executed in blank. In the event of the occurrence of the Trigger Event, the requirements of this Section 5.12(b), and not those of Section 5.10(b), shall govern the pledge of Capital Stock in Foreign Subsidiaries. Concurrently with the grant of Liens in the first sentence of this Section 5.12(a), the Administrative Agent and the Servicer (as defined in the Loan Facility Agreement) shall enter into the Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and the Servicer (as defined in the Loan Facility Agreement). Notwithstanding anything to the contrary herein, or otherwise in any Loan Document, the Administrative Agent shall not enter into, accept, or record any mortgage in respect of any Material Real Estate until the Administrative Agent shall have received written confirmation (which confirmation shall, for purposes hereunder, include email) from each Lender that flood insurance compliance has been completed by such Lender with respect to such Material Real Estate (such written confirmation not to be unreasonably conditioned, withheld or delayed); provided, that, the inability of a Loan Party to deliver, enter into, or record a Mortgage with respect to any Material Real Estate within the time period required by this Section 5.12 due to the failure of the Administrative Agent to receive written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such Material Real Estate within such time period shall not be deemed to be a failure by such Loan Party to satisfy the requirements of this Section 5.12.

(b) Holdings and the Borrower agree that, following the delivery of any Collateral Documents required to be executed and delivered by this Section 5.12, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to Section 5.12(a) and Section 5.12(b) (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section 5.12 shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13 Additional Real Estate. To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Material Real Estate after the occurrence of the Trigger Event, it shall within ninety (90) days of such acquisition (or such longer period as the Administrative Agent shall agree in its sole discretion) provide to the Administrative Agent Real Estate Documents in regard to such Material Real Estate. Notwithstanding anything to the contrary herein, or otherwise in any Loan Document, the Administrative Agent shall not enter into, accept, or record any mortgage in respect of any Material Real Estate until the Administrative Agent shall have received written confirmation (which confirmation shall, for purposes hereunder, include email) from each Lender that flood insurance compliance has been completed by such Lender with respect to such Material Real Estate (such written confirmation not to be unreasonably conditioned, withheld or delayed); provided, that, the inability of a Loan Party to deliver, enter into, or record a Mortgage with respect to any Material Real Estate within the time period required by this Section 5.13 due to the failure of the Administrative Agent to receive written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such Material Real Estate within such time period shall not be deemed to be a failure by such Loan Party to satisfy the requirements of this Section 5.13.

Section 5.14 Designation of Subsidiaries.

(a) The Borrower may at any time designate any Restricted Subsidiary acquired or formed after the Effective Date as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) no Default or Event of Default shall exist immediately prior or immediately after giving effect to such designation; (b) the Borrower shall have delivered to the

Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such designation on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder; (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Restricted Subsidiary or any of its Subsidiaries (i) owns any equity interests or Indebtedness of, or owns or holds any Liens on, any property of Holdings or any Restricted Subsidiary or (ii) Guarantees any Indebtedness of Holdings or any Restricted Subsidiary (after giving effect to the release of the Guarantee of the Obligations by such Subsidiary in connection with the designation of such Subsidiary as an Unrestricted Subsidiary); (d) any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not subsequently be re-designated as an Unrestricted Subsidiary; and (e) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary unless concurrent with such designation such Restricted Subsidiary is designated as an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Indebtedness.

(b) The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment (which must be an Investment permitted pursuant to Section 7.4) by its direct parent (whether the Borrower or a Restricted Subsidiary) in such Subsidiary on the date of such designation in an amount equal to the outstanding amount of all Investments by Holdings, the Borrower and its Restricted Subsidiaries in such Subsidiary on such date.

(c) The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence on the date of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing on such date and (ii) for purposes of calculating the outstanding amount of Investments by Holdings, the Borrower and its Restricted Subsidiaries in all Unrestricted Subsidiaries, a return on all Investments by Holdings, the Borrower and its Restricted Subsidiaries in such Subsidiary in an amount equal to the outstanding amount of all such Investments in such Subsidiary on the date of such designation.

(d) If at any time any Unrestricted Subsidiary (i) owns any equity interests or Indebtedness of, or owns or holds any Liens on, any property of Holdings, the Borrower or any Restricted Subsidiary, (ii) Guarantees any Indebtedness of Holdings, the Borrower or any Restricted Subsidiary or (iii) ceases to be an “unrestricted subsidiary” (or otherwise becomes subject to the covenants) under any Indebtedness, then the Borrower shall, concurrent therewith, re-designate such Unrestricted Subsidiary as a Restricted Subsidiary.

Notwithstanding any of the definitions or covenants contained in this Agreement to the contrary, Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, consummate any transaction that results in the transfer (whether by way of any Restricted Payment, Investment, or any sale, conveyance, transfer, or other disposition, or a designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary, and whether in a single transaction or a series of related transactions) of material intellectual property rights (including patents, trademarks, service marks, tradenames, copyrights, proprietary leasing records and systems and other intellectual property) from Holdings, the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary. Except as expressly set forth herein, Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Agreement.

ARTICLE VI.

FINANCIAL COVENANTS

Holdings and the Borrower covenant and agree that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 6.1 Total Net Debt to EBITDA Ratio. Holdings, the Borrower and its Restricted Subsidiaries shall maintain, as of the last day of each Fiscal Quarter, a Total Net Debt to EBITDA Ratio of not greater than 2.50:1.00.

Section 6.2 Fixed Charge Coverage Ratio. Holdings, the Borrower and its Restricted Subsidiaries shall maintain, as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 1.75:1.00.

ARTICLE VII.

NEGATIVE COVENANTS

Holdings and the Borrower covenant and agree that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

Section 7.1 Indebtedness. Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Borrower or any Restricted Subsidiary incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, (x) the aggregate principal amount of such Indebtedness, as of any date of determination, does not at any time exceed three percent (3.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered, and (y) the aggregate principal amount of such Indebtedness incurred by Foreign Subsidiaries under this Section 7.1(c), together with the principal amount of Indebtedness permitted to be incurred under Section 7.1(i) does not exceed twenty percent (20%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding Fiscal Quarter for which financial statements have been delivered (giving effect to any Acquisition financed with such Indebtedness on a Pro Forma Basis);

(d) Indebtedness of the Borrower owing to any Restricted Subsidiary that is a Loan Party and of any Restricted Subsidiary that is a Loan Party owing to the Borrower or any other Restricted Subsidiary that is a Loan Party;

(e) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary of the Borrower that is a Loan Party and by any Restricted Subsidiary of the Borrower that is a Loan Party of Indebtedness of the Borrower or any other Restricted Subsidiary of the Borrower that is a Loan Party;

(f) Guarantees by the Borrower of Indebtedness of certain franchise operators of the Borrower; provided such guarantees are given by the Borrower in connection with (i) loans made pursuant to the terms of the Loan Facility Agreement or (ii) loans made pursuant to terms of any other loan facility agreements and guaranteed on an unsecured basis with terms otherwise reasonably acceptable to the Administrative Agent entered into after the date hereof in an aggregate principal amount at any time outstanding not to exceed, as of any date of determination, three percent (3.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered;

(g) endorsed negotiable instruments for collection in the ordinary course of business;

(h) Guarantees by Borrower of permitted Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries;

(i) unsecured Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries (whether such Indebtedness represents loans made by the Borrower or any of its Restricted Subsidiaries or by a third party) so long as (i) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis (as evidenced by a Pro Forma Compliance Certificate delivered to the Administrative Agent), (A) Holdings, the Borrower and its Restricted Subsidiaries would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder, (B) no Default or Event of Default has occurred and is continuing, or would result therefrom and (C) the aggregate principal amount of such Indebtedness, together with the amount of and Indebtedness permitted to be incurred by such Foreign Subsidiaries under Section 7.1(c), does not exceed twenty percent (20%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding Fiscal Quarter for which financial statements have been delivered (giving effect to any Acquisition financed with such Indebtedness on a Pro Forma Basis) and (ii) (A) the terms of such Indebtedness do not provide for any scheduled repayment (including payment at maturity), mandatory redemption or sinking fund obligations (other than customary mandatory prepayments upon a change of control, asset sale, event of loss, unpermitted debt issuance and customary acceleration rights after an event of default) prior to the date that is 91 days after the Revolving Commitment Termination Date and the latest Maturity Date in effect at the time of the incurrence or issuance of such Indebtedness; (B) the covenants, events of default, guarantees and other non-economic terms of such Indebtedness are either (1) customary for similar Indebtedness in light of then-prevailing market conditions (as reasonably determined by the Borrower) or (2) reasonably satisfactory to the Administrative Agent, (C) any financial maintenance covenants with respect to such Indebtedness are not more restrictive to Holdings and its Restricted Subsidiaries than those set forth in this Agreement; and (D) such Indebtedness shall not be Guaranteed by any Person that is not a Loan Party (or that does not simultaneously become a Loan Party);

(j) secured Indebtedness in an aggregate principal amount not to exceed the greater of (i) $15,000,000 and (ii) ten percent (10%) of Consolidated EBITDA for the period of four (4) Fiscal Quarters most recently ended prior to the date of determination for which financial statements were delivered under Section 5.1(a) or (b); provided, that, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to the incurrence thereof on a Pro Forma Basis (as evidenced by delivery of a Pro Forma Compliance Certificate to the Administrative Agent), Holdings, the Borrower and its Restricted Subsidiaries would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder, (iii) the terms of such Indebtedness do not provide for any scheduled repayment (including payment at maturity), mandatory redemption or sinking fund obligations (other than customary mandatory prepayments upon a change of control, asset sale, event of loss, unpermitted debt issuance and customary acceleration rights after an event of default) prior to the date that is 91 days after the Revolving Commitment Termination Date and the latest Maturity Date in effect at the time of the incurrence or issuance of such Indebtedness; (iv) the covenants, events of default, guarantees and other non-economic terms of such Indebtedness are either (A) customary for similar Indebtedness in light of then-prevailing market conditions (as reasonably determined by the Borrower) or (B) reasonably satisfactory to the Administrative Agent, (v) any financial maintenance covenants with respect to such Indebtedness are not more restrictive to Holdings and its Restricted Subsidiaries than those set forth in this Agreement; (vi) such Indebtedness shall not be Guaranteed by any Person that is not a Loan Party (or that does not simultaneously become a Loan Party); and (vii) such Indebtedness shall not include any restriction on the ability of Holdings and its Restricted Subsidiaries to grant Liens in favor of the Administrative Agent in accordance with the terms hereof; and

(k) any other unsecured Indebtedness of Holdings, the Borrower or any Restricted Subsidiary that is a Loan Party so long as after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis (as evidenced by delivery of a Pro Forma Compliance Certificate to the Administrative Agent), (i) Holdings, the Borrower and its Restricted Subsidiaries would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder, (ii) no Default or Event of Default has occurred and is continuing, or would result therefrom, (iii) the terms of such Indebtedness do not provide for any scheduled repayment (including payment at maturity), mandatory redemption or sinking fund obligations (other than customary mandatory prepayments upon a change of control, asset sale, event of loss, unpermitted debt issuance and customary acceleration rights after an event of default) prior to the date that is 91 days after the Revolving Commitment Termination Date and the latest Maturity Date in effect at the time of the incurrence or issuance of such Indebtedness; (iv) the covenants, events of default, guarantees and other non-economic terms of such Indebtedness are either (A) customary for similar Indebtedness in light of then-prevailing market conditions (as reasonably determined by the

Borrower) or (B) reasonably satisfactory to the Administrative Agent, (v) any financial maintenance covenants with respect to such Indebtedness are not more restrictive to Holdings and its Restricted Subsidiaries than those set forth in this Agreement; and (vi) such Indebtedness shall not be Guaranteed by any Person that is not a Loan Party (or that does not simultaneously become a Loan Party).

Section 7.2 Negative Pledge. Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (other than any shares of stock of Holdings that are repurchased by the Borrower and retired or held by Holdings), except:

(a) Permitted Encumbrances;

(b) any Liens on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary;

(c) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets together with all interest, fees and costs incurred in connection therewith;

(d) any Lien (i) existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Restricted Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Restricted Subsidiary or the date of such merger or the date of such acquisition;

(e) extensions, renewals, or replacements of any Lien referred to in Sections 7.2(a) through 7.2(d); provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f) Liens securing the Obligations;

(g) Liens on shares of stock of any Foreign Subsidiary that is a Restricted Subsidiary to the extent that the Obligations are secured pari passu with any other Indebtedness or obligations secured thereby;

(h) Liens securing Indebtedness permitted by Section 7.1(j); and

(i) Liens securing obligations incurred in the ordinary course of business (other than Indebtedness) in an aggregate principal amount not to exceed at any time $5,000,000.

Section 7.3 Fundamental Changes.

(a) Holdings will not, and will not permit any Restricted Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired and including, in each case, pursuant to a Delaware LLC Division) or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that (i) any Inactive Subsidiary may (A) liquidate into its immediate parent company or dissolve, (B) merge into any other Inactive Subsidiary or (C) merge into the Borrower or any other Restricted Subsidiary that is a Loan Party; provided that the Borrower or such Restricted Subsidiary that is a Loan Party is the survivor of such merger, and (ii) if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (except, in the case of an Acquisition subject to the Incremental Funds Certain Provision, in which case there is no Default or Event of Default immediately before or immediately after execution and delivery of the applicable Acquisition Agreement and there is no Specified Event of Default at the date the applicable Permitted Acquisition is consummated) (A) the Borrower or any Restricted Subsidiary may merge with a Person (other than Holdings); provided, that (x) if the Borrower is party to such merger, the Borrower shall be the surviving Person and (y) if the Borrower is not a party to such merger, such Restricted Subsidiary or, in connection with a Permitted Acquisition, such Person if upon consummation of such merger such Person becomes a Restricted Subsidiary, is the surviving Person, (B) any Restricted Subsidiary may merge into another Restricted Subsidiary or the Borrower; provided, however, that if the Borrower is a party to such merger, the Borrower shall be the surviving Person, provided, further, that if any Restricted Subsidiary to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (C) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, or (D) any other Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and such Restricted Subsidiary dissolves into another Subsidiary Loan Party or the Borrower; provided, that any such merger involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than (i) substantially the same business as presently conducted or such other businesses that are reasonably related thereto, including but not limited to the business of leasing and selling furniture, consumer electronics, computers, appliances and other household goods and accessories inside and outside of the United States of America, through both independently-owned and franchised stores, providing lease-purchase solutions, credit and other financing solutions to customers for the purchase and lease of such products, the manufacture and supply of furniture and bedding for lease and sale in such stores, and the provision of virtual rent-to-own programs inside and outside of the United States of America (including but not limited to point-of-sale lease purchase programs), (ii) any other businesses which are ancillary or complementary to, or reasonable extensions or expansions of, the business of Holdings, the Borrower and its Restricted Subsidiaries as conducted as of the Effective Date, as reasonably determined in good faith by the

Borrower and (iii) any businesses that are materially different from the business of Holdings, the Borrower and its Restricted Subsidiaries as conducted as of the Effective Date provided that any Investments made, funds expended or financial support provided by Holdings, the Borrower and/or its Restricted Subsidiaries in connection with such alternative lines of business shall not exceed $25,000,000 in the aggregate at any time outstanding.

Section 7.4 Investments, Loans, Etc. Holdings will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Restricted Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Restricted Subsidiaries);

(b) Permitted Investments;

(c) Permitted Acquisitions;

(d) Investments made by the Borrower in or to any Subsidiary Guarantor and by any Subsidiary Guarantor to the Borrower or in or to another Subsidiary Guarantor;

(e) loans or advances to employees, officers, stockholders or directors of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all such loans and advances does not exceed $2,000,000 at any time outstanding;

(f) loans to franchise operators and owners of franchises acquired or funded pursuant to the Loan Facility Agreement and the other credit facility agreements referenced in Section 7.1(f);

(g) Guarantees permitted under Section 7.1(f);

(h) the acquisition or ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to any Subsidiary Loan Party or any of their Restricted Subsidiaries;

(i) loans to and other investments in Foreign Subsidiaries that are Restricted Subsidiaries; provided that, the aggregate amount of such outstanding loans to and investments in such Foreign Subsidiaries do not exceed the amount permitted under Section 7.1(i);

(j) Investments in investment grade corporate bonds and variable rate demand notes having a rating of BBB+ (or the equivalent) or higher, at the time of acquisition thereof, from S&P or Moody’s and in either case maturing within two years from the date of acquisition thereof in an aggregate amount not to exceed $100,000,000 at any time;

(k) other Investments (other than Investments in Unrestricted Subsidiaries); provided, that, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to the payment thereof on a Pro Forma Basis, Holdings, the Borrower and its Restricted Subsidiaries would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder;

(l) other Investments (other than Investments in Unrestricted Subsidiaries) not to exceed $50,000,000 at any time; and

(m) other Investments not to exceed, as of any date of determination, an amount equal to three percent (3.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered; provided, that, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to the payment thereof on a Pro Forma Basis, Holdings, the Borrower and its Restricted Subsidiaries would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder.

Section 7.5 Restricted Payments. Holdings will not, and will not permit its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such Capital Stock or such subordinated Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (a) dividends payable by Holdings solely in shares of any class of its common stock, (b) Restricted Payments made by any Restricted Subsidiary to Holdings or to another Loan Party and (c) other Restricted Payments made by Holdings in cash so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) after giving effect to the payment thereof on a Pro Forma Basis, Holdings, the Borrower and its Restricted Subsidiaries would be in compliance with the financial covenants in Article VI measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder.

Section 7.6 Sale of Assets. Holdings will not, and will not permit any of its Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business, (b) the sale of inventory and Permitted Investments in the ordinary course of business, (c) sales and dispositions permitted under Section 7.3(a) and sale leaseback transactions permitted under Section 7.9, (d) sales of assets in connection with the sale of a store owned by Borrower to a franchisee of Borrower, (e) other sales of assets made on or after the date hereof not to exceed, as of any date of determination, an amount equal to five percent (5.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered, and (f) the sale or other disposition of assets in an amount at least equal to the fair market value of such asset (as reasonably determined in good faith by the Borrower) and at least 75% of the cash consideration of which is paid to the Borrower or the Restricted Subsidiary in cash or Cash Equivalents.

Section 7.7 Transactions with Affiliates. Holdings will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Holdings or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Holdings, the Borrower and its wholly-owned Restricted Subsidiaries not involving any other Affiliates, (c) any Restricted Payment permitted by Section 7.5 and (d) transactions permitted under Section 7.4(e).

Section 7.8 Restrictive Agreements. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to Holdings or any other Restricted Subsidiary, to Guarantee Indebtedness of Holdings or any other Restricted Subsidiary or to transfer any of its property or assets to Holdings or any Restricted Subsidiary of Holdings; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Transaction Document, the Loan Facility Agreement, or any other indenture, note purchase agreement or loan agreement in connection with any permitted refinancing of the Loan Facility Agreement, so long as the restrictions and conditions in such other indenture, note purchase agreement or loan agreement are no more burdensome in any material respect than those imposed by the Loan Facility Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder, (iii) Section 7.8(a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) Section 7.8(a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.9 Sale and Leaseback Transactions. Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, that the Borrower may engage in such sale and leaseback transactions so long as the aggregate fair market value of all assets sold and leased back does not exceed $150,000,000 from and after the date hereof.

Section 7.10 Legal Name, State of Formation and Form of Entity. Holdings will not, and will not permit any Restricted Subsidiary to, without providing ten (10) days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.

Section 7.11 Accounting Changes. Holdings will not, and will not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Holdings or of any Restricted Subsidiary, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of Holdings.

Section 7.12 Hedging Transactions. Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.13 Activities of Inactive Subsidiaries. Unless any Inactive Subsidiary has become a Subsidiary Loan Party in accordance with the terms of Section 5.10 of this Agreement, the Borrower will not permit such Inactive Subsidiary to engage in any business activity other than (a) maintaining its existence and/or winding up its affairs and (b) activities related to the completion of any ongoing tax audits, and (x) no Loan Party shall make any additional Investment in any Inactive Subsidiary other than in connection with the business and activities set forth in Sections 7.13(a) and (b) above and (y) no Inactive Subsidiary shall incur Indebtedness of any type (including, without limitation, any guaranties).

Section 7.14 Government Regulation. Holdings will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be reasonably requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.15 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, Holdings will not, and will not permit any of the Restricted Subsidiaries to (a) permit any Person (other than the Borrower, any other Loan Party or any wholly owned Restricted Subsidiary thereof) to own any Capital Stock of any Restricted Subsidiary, except to qualify directors if required by applicable law, and except for any dispositions of Restricted Subsidiaries otherwise permitted under this Agreement, or (b) permit any Restricted Subsidiary to issue or have outstanding any shares of preferred Capital Stock.

Section 7.16 Use of Proceeds. Holdings will not, and will not permit any of its Restricted Subsidiaries to,

(a) Use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

(b) Request any Borrowing or Letter of Credit, or use or allow its respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party.

Section 7.17 Amendment of Organizational Documents. Holdings will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders or any Loan Party under its charter, by-laws or other organizational document, except in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, Holdings, the Borrower or any of its Restricted Subsidiaries.

Section 7.18 Activities of Holdings. Holdings will not engage in any operations, business or activity other than (a) owning the Capital Stock in its Subsidiaries, (b) maintaining its corporate existence including the issuance of Capital Stock, holding director and shareholder meetings, and entering into those agreements and arrangements incidental thereto and incurring and paying fees, costs and expenses relating to thereto, (c) participating in tax, accounting, corporate and other administrative activities or other activities incidental thereto as a member of the consolidated group of companies including the Loan Parties, (d) executing, delivering and the performance of rights and obligations under the Loan Documents, (e) the consummation of the Restructuring and the other transactions contemplated by the Loan Documents, (f) making any Restricted Payment permitted by this Agreement, (g) making capital contributions to the other Loan Parties, (h) executing, delivering and the performance of rights and obligations under any employment agreements and any documents related thereto, (i) making Investments permitted under this Agreement, (j) providing indemnification to its officers and directors in the ordinary course of business, (k) the performing of activities in preparation for and consummating any public offering of its Capital Stock or any other issuance or sale of its Capital Stock, (l) the holding of any cash and Cash Equivalents (but not owning or operating any property), (m) the entry into and performance of its obligations with respect to contracts and other arrangements entered into in the ordinary course of business providing for indemnification to officers, managers, directors and employees, (n) any activities incidental to the foregoing or required to comply with applicable law, and (o) any action or transaction permitted hereunder.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under Section 8.1(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any other Restricted Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower or Holdings shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3 (solely with respect to the Borrower’s or Holdings’ existence) or 5.11 or Article VI or VII; or

(e) (i) the Borrower or Holdings shall fail to observe or perform any covenant or agreement contained in Section 5.12, and such failure shall remain unremedied for ten (10) Business Days after the earlier of (A) any officer of the Borrower becomes aware of such failure or (B) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 8.1(a), (b), (d) and (e)(i) above), and such failure shall remain unremedied for thirty (30) days after the earlier of (A) any officer of the Borrower becomes aware of such failure or (B) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) any event of default (after giving effect to any grace period) shall have occurred and be continuing under the Loan Facility Documents, or all or any part of the obligations due and owing under the Loan Facility Agreement are accelerated, declared to be due and payable, or required to be prepaid or redeemed, in each case prior to the stated maturity thereof;

(g) Holdings, the Borrower or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h) Holdings, the Borrower, any Material Subsidiary, or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Restricted Subsidiary, shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings, the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Restricted Subsidiary, or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings, the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Restricted Subsidiary, or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) Holdings, the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Restricted Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) an ERISA Event shall have occurred that when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings, the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding, as of any date of determination, an amount equal to two percent (2.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered, or otherwise having a Material Adverse Effect; or

(l) judgments and orders for the payment of money in excess of in the aggregate, as of any date of determination, an amount equal to two percent (2.0%) of the aggregate book value of the total assets of Holdings, the Borrower and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered, to the extent not covered by insurance for which the insurance carrier has acknowledged coverage, shall be rendered against Holdings, the Borrower, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Restricted Subsidiary, and to the extent such judgments or orders have not been discharged either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change in Control shall occur or exist; or

(o) any provision of any Guarantee Agreement or the Borrower Guarantee Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guarantee under the Guarantee Agreement or the Borrower Guarantee Agreement, as applicable; or

(p) any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or an event of default occurs under any other Loan Document (after giving effect to any applicable grace period); or

(q) the Administrative Agent shall not have or shall cease to have a valid and perfected lien in any material portion of the Collateral purported to be covered by the Collateral Documents for any reason other than the failure of the Administrative Agent to take any action within its control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in Sections 8.1(h) or (i)) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) exercise all remedies contained in any other Loan Document; and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either Section 8.1(h) or 8.1(i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either Section 8.1(h) or 8.1(i)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, if there is any collateral securing the Obligations hereunder at such time, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Banks then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees due and payable under the Loan Documents and interest then due and payable under the terms of the Loan Documents, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Term Loans on a pro rata basis among each class thereof (allocated pro rata among the Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure, the Hedging Obligations and the Treasury Management Obligations, until the same shall have been paid in full, allocated pro rata among any Lender and any Lender or Affiliate of a Lender holding Hedging Obligations or Treasury Management Obligations, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, the Hedging Obligations and Treasury Management Obligations;

(f) sixth, to additional Cash Collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all Cash Collateral held by the Administrative Agent pursuant to this Agreement is equal to one hundred five percent (105%) of the LC Exposure after giving effect to the foregoing Section 8.2(e); and

(g) to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing Sections 8.2(c) through (f) to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to Sections 8.2(e) and (f) shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Banks and the Lenders as Cash Collateral for the LC Exposure, such account to be administered in accordance with Section 2.24(g).

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.

Notwithstanding the foregoing, Hedging Obligations and Treasury Management Obligations may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender. Each such Lender or Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article IX shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided, that such Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as the term “Administrative Agent” as used in this Article IX included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.

Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it or its sub-agents with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders, the Swingline Lender and Issuing Banks represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender, the Swingline Lender or an Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, the Swingline Lender or an Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender, the Swingline Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender, the swingline Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, the Swingline Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Holdings or any Subsidiary or Affiliate of Holdings as if it were not the Administrative Agent hereunder.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower if no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(d) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a)(ii), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8 Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement, including, without limitation, the Intercreditor Agreement after the occurrence of the Trigger Event.

Section 9.9 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.10 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

(c) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or the designation of any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.14, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b) to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Loan Party as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, Holdings, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:                     Aaron’s, LLC

400 Galleria Parkway SE, Suite 300

Atlanta, GA 30339

Attn: Chief Financial Officer

Telecopy Number: (855) 778-8565

with a copy to:

Aaron’s, LLC

400 Galleria Parkway SE, Suite 300

Atlanta, GA 30339

Attn: General Counsel

Telecopy Number: (855) 778-8565

To the Administrative Agent:  Truist Bank

3333 Peachtree Road

Atlanta, Georgia 30326

Attention: Tesha Winslow

Telecopy Number: (404) 439-7327

With a copy to:                        Truist Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Agency Services

Telecopy Number: (404) 495-2170

To an Issuing Bank:                 Truist Bank

25 Park Place, N.E. / Mail Code 3706 / 16th Floor

Atlanta, Georgia 30303

Attention: Standby Letter of Credit Dept.

Telecopy Number: (404) 588-8129

JPMorgan Chase Bank, N.A.

10 S. Dearborn Street, Floor L2S

Chicago, IL 60603-2300

Attention: CLS Non Agented Servicing Team (Rajesh Gadige)

Telephone: 806-790-5009

Telecopy Number: 214-307-6874

Bank of America, N.A.

401 N. Tryon St; NC1-021-06-01

Charlotte, NC 28255

To the Swingline Lender:        Truist Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Agency Services

Telecopy Number: (404) 495-2170

To any other Lender:               the address set forth on the

Administrative

Questionnaire or in the Assignment and

Acceptance that such Lender executes

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered by hand, upon delivery; provided, that notices delivered to the Administrative Agent, an Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(ii) Any agreement of the Administrative Agent, the Issuing Banks and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Banks and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Banks or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Banks and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Banks and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Banks and the Lenders to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II unless such Lender, such Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Article II by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing Section 10.1(b)(ii)(A) of notification that such notice or communication is available and identifying the website address therefor

(iii) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system (each, an “Electronic System”).

(iv) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 10.1, including through an Electronic System.

Section 10.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent, or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.17 with respect to the implementation of a Benchmark Replacement Rate or Benchmark Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, Holdings and the Required Lenders or the Borrower, Holdings and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement (other than the release of a Guarantor in connection with its designation as a Unrestricted Subsidiary pursuant to the terms of Section 5.14), without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in all or substantially all of the collateral securing the Obligations to any other creditor of Holdings, the Borrower or any Restricted Subsidiary, without the written consent of each Lender; (viii) prior to the Revolving Commitments Termination Date, unless also signed by Required Revolving Lenders, no such amendment or waiver shall, (A) waive any Default or Event of Default for purposes of Section 3.3, (B) amend, change, waive, discharge or terminate Sections 3.3 or 8.1 in a manner adverse to such Lenders or (C) amend, change, waive, discharge or terminate this Section 10.2(b)(viii); or (ix) change Section 2.9(b) in a manner that would alter the ratable reduction or termination of Commitments required thereby, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; provided, further, that (w) a Refinancing Facility Amendment shall be effective if signed by the Loan Parties, the Administrative Agent, each Person that agrees to provide a portion of the applicable Refinancing Facility and, if such Refinancing Facility is a Refinancing Revolving Facility, each Issuing Bank and the Swingline Lender, (x) this Agreement may be amended (or amended and restated) to change, modify or alter Section 2.22 or Article VIII or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to implement any Refinancing Facility in accordance with Section 2.27 with the written consent of the Administrative Agent, the Borrower, the other Loan Parties, the Lenders providing such Refinancing Facility and, if such Refinancing Facility is a Refinancing Revolving Facility, each Issuing Bank and the Swingline Lender thereunder, (y) any Permitted Amendments allowing for extensions of the maturity date(s) of any Loans and/or Commitment shall be effective if signed by the Administrative Agent, the Loan Parties and those Lenders willing to extend the maturity date(s) of such Loans and/or Commitments hereunder (it being understood that each Lender with a Loan or Commitment being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender with the same Type of Loan or Commitment) and (z) this Agreement may be amended with the written consent of the Administrative Agent, the Additional Lenders, as applicable, and the Borrower (A) to add one or more Incremental Revolving Commitments or Incremental Term Loans to this Agreement, in each case subject to the limitations in Section 2.25, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder (including, in the case of any Incremental Term Loan, customary mandatory prepayment provisions reasonably acceptable to the Administrative Agent if the Lenders providing such Incremental Term Loan so require) and (B) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to obtain comparable tranche voting rights with respect to each such Incremental Revolving Commitment or Incremental Term Loan and to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

Section 10.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers and their respective Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers and their respective Affiliates, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken a whole, and, if necessary, of one local counsel in any relevant material jurisdiction and, if necessary, of one regulatory counsel in any material specialty and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected indemnified persons taken as a whole) incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained through Syndtrak or any other Internet Web Sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case so long as the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.3(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages, liabilities, etc. arising from a non-Tax claim.

(c) From and after the occurrence of the Trigger Event, the Borrower shall pay, and hold the Administrative Agent, the Arrangers, each Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Arrangers, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Arrangers, any Issuing Bank or the Swingline Lender under Sections 10.3(a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Arrangers, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arrangers, such Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(b), (ii) by way of participation in accordance with the provisions of Section 10.4(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii) Required Consents. The following consents (and no others) shall be required for any assignment:

(A) the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment, an Affiliate of a Lender or an Approved Fund;

(C) the prior written consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the prior written consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments; and

(D) any consent required pursuant to Section 10.4(b)(i)(B).

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21(e) if such assignee is a Foreign Lender.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings or any of Holdings’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this Section 10.4(b)(v)(B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.4(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not fully comply with this Section 10.4(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(d). If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section 10.4(c), and the Borrower hereby agrees that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Banks sell participations to any Person (other than a natural person, Holdings or any of Holdings’ Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definitions of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any Guarantor or limit the liability of any such Guarantor under the Guarantee Agreement or the Borrower Guarantee Agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided such Participant agrees to be subject to Section 2.22 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury

Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in Section 10.5(b) and brought in any court referred to in Section 10.5(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

Section 10.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and such Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by Holdings or any Subsidiary, except that such information may be disclosed (a) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to the extent requested by any regulatory agency or authority, (d) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (e) in connection with the exercise of any remedy hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant and (g) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13 Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledges and agrees and acknowledges its Subsidiaries’ understanding that: (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower and each other Loan Party, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waive and release any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.17 Acknowledgement Regarding Any Support QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States)

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower and Holdings by their respective authorized officers as of the day and year first above written.

AARON’S, LLC

By	/s/ C. Kelly Wall
Name: C. Kelly Wall
Title: Authorized Officer

[SEAL]

AARON’S, LLC

CREDIT AGREEMENT

AARON’S SPINCO, INC.

By	/s/ C. Kelly Wall
Name: C. Kelly Wall
Title: Authorized Officer

[SEAL]

AARON’S, LLC

CREDIT AGREEMENT

TRUIST BANK, as Administrative Agent, as an Issuing Bank, as
Swingline Lender and as a Lender

By	/s/ Tesha Winslow
Name: Tesha Winslow
Title: Director

AARON’S, LLC

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender and an Issuing Bank

By	/s/ Ryan Maples
Name: Ryan Maples
Title: Sr. Vice President

AARON’S, LLC

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Bank

By	/s/ Alexander Vardaman
Name: Alexander Vardaman
Title: Authorized Officer

AARON’S, LLC

CREDIT AGREEMENT

BBVA USA,
as a Lender

By	/s/ Heather Allen
Name: Heather Allen
Title: Senior Vice President

AARON’S, LLC

CREDIT AGREEMENT

CITIZENS BANK, N.A., as a Lender

By	/s/ Douglas M Kennedy
Name: Douglas M Kennedy
Title: SVP

AARON’S, LLC

CREDIT AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Mary Ramsey
Name: Mary Ramsey
Title: Senior Vice President

AARON’S, LLC

CREDIT AGREEMENT

REGIONS BANK.,
as a Lender

By	/s/ Cheryl L. Shelhart
Name: Cheryl L. Shelhart
Title: Director

AARON’S, LLC

CREDIT AGREEMENT

SYNOVUS BANK., as a Lender

By	/s/ Chandra Cockrell
Name: Chandra Cockrell
Title: Corporate Banker

AARON’S, LLC

CREDIT AGREEMENT

FIRST HORIZON BANK.,
as a Lender

By	/s/ Terence J Dolch
Name: Terence J Dolch
Title: Senior Vice President

AARON’S, LLC

CREDIT AGREEMENT

SCHEDULE 1.1(a)

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Total Net Debt to EBITDA Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee
I	Less than 0.75:1.00	1.50% per annum	0.50% per annum	0.20% per annum

II	Less than 1.25:1.00 but greater than or equal to 0.75:1.00	1.75% per annum	0.75% per annum	0.25% per annum

III	Less than 1.75:1.00 but greater than or equal to 1.25:1.00	2.00% per annum	1.00% per annum	0.30% per annum

IV	Less than 2.25:1.00 but greater than or equal to 1.75:1.00	2.25% per annum	1.25% per annum	0.35% per annum

V	Greater than or equal to 2.25:1.00	2.50% per annum	1.50% per annum	0.35% per annum

Schedule 1.1(a)

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

[Date to be supplied]

Reference is made to the Credit Agreement dated as of November 9, 2020 (as amended and in effect on the date hereof, the “Credit Agreement”), among Aaron’s, LLC, a Georgia limited liability company (the “Borrower”), Aaron’s Spinco, Inc., a Georgia corporation (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Truist Bank, as Administrative Agent for the Lenders, an Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings.

The [name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitments of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with, in the case of any assignment of Revolving Commitments, the participations in the LC Exposure and the Swingline Exposure of the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.

From and after the Assignment Date:

(i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder; and

(ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.21(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b)(iv) of the Credit Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, Holdings, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, Holdings, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements under Section 10.4(b)(iii), (v) and (vi) of the Credit Agreement for eligibility as an assignee (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date (defined below), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignment Date:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of

Assignment: (“Effective

Date”):

Assignor[s]	Assignee[s]	Aggregate Amount of Revolving Commitments for all Lenders		Amount of Revolving Commitments Assigned		Percentage Assigned of Revolving Commitments		Aggregate Amount of Term Loan [Commitments] for all Lenders		Amount of Term Loan [Commitments] Assigned		Percentage Assigned of Term Loan [Commitments]		CUSIP Number
		$	____________	$	_________	_____	%	$	____________	$	_________	_____	%
		$	____________	$	_________	_____	%	$	____________	$	_________	_____	%
		$	____________	$	_________	_____	%	$	____________	$	_________	_____	%

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By
Name:
Title:

[Name of Assignor], as Assignor

By
Name:
Title:

The undersigned hereby consents to the within assignment:

[Aaron’s, LLC

By
Name:
Title:

Truist Bank, as Administrative Agent

By
Name:
Title:

Truist Bank, as an Issuing Bank

By
Name:
Title:

JPMorgan Chase Bank, N.A., as an Issuing Bank

By
Name:
Title:

Bank of America, N.A., as an Issuing Bank

By
Name:
Title:

Truist Bank, as Swingline Lender

By
Name:
Title:][1]

[1]	Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

EXHIBIT B

FORM OF GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (this “Agreement”), dated as of November 9, 2020, is by and among AARON’S, LLC, a Georgia limited liability company (the “Borrower”), AARON’S SPINCO, INC., a Georgia corporation (“Holdings”), each of the Subsidiaries of the Borrower identified on the signature pages hereto (together with Holdings, each, individually, a “Guarantor” and collectively, the “Guarantors”) and TRUIST BANK, a North Carolina banking corporation, as administrative agent (the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time party to the Credit Agreement, dated as of the date hereof, by and among the Borrower, Holdings, the Lenders, the Issuing Banks, and Truist Bank, as Administrative Agent and as Swingline Lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to establish a revolving credit facility in favor of the Borrower;

WHEREAS, (a) Holdings is the direct parent of the Borrower and (b) each of the other Guarantors is a direct or indirect Subsidiary of the Borrower and, in each of the cases of clause (a) and (b) above, will derive substantial benefit from the making of Loans by the Lenders and the issuance of Letters of Credit by the Issuing Banks; and

WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, each Issuing Bank the Swingline Lender and the Lenders under the Credit Agreement that each Guarantor execute and deliver to the Administrative Agent a Guarantee Agreement in the form hereof, and each Guarantor wishes to fulfill said condition precedent;

NOW, THEREFORE, in order to induce Lenders to extend the Loans and each Issuing Bank to issue Letters of Credit and to make the financial accommodations as provided for in the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Guarantee.

Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of all Obligations, including without limitation, (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the

Administrative Agent, the Issuing Banks and the Lenders under the Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all Hedging Obligations between any Loan Party and any Lender or Affiliate of any Lender, and (d) all Treasury Management Obligations between any Loan Party and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing (all the monetary and other obligations referred to in the preceding Sections 1(a) through 1(d) being collectively called the “Guaranteed Obligations”), provided that Guaranteed Obligations shall exclude any Excluded Swap Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

Section 2. Obligations Not Waived.

To the fullest extent permitted by applicable law, each Guarantor waives presentment or protest to, demand of or payment from the other Loan Parties of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document, any agreement relating to Hedging Obligations or Treasury Management Obligations or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any agreement relating to Hedging Obligations or Treasury Management Obligations, any guarantee or any other agreement, including with respect to any other Guarantor under this Agreement or (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent, any Issuing Bank or any Lender.

Section 3. Guarantee of Payment.

Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of the Borrower or any other Person.

Section 4. No Discharge or Diminishment of Guarantee.

The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible satisfaction in full of the Guaranteed Obligations and the termination of all of the Commitments under the Credit Agreement or the termination of its guarantee hereunder to the extent provided in Section 12 below), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any agreement relating to Hedging Obligations or Treasury Management Obligations or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to the extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible satisfaction in full of the Guaranteed Obligations and the termination of all of the Commitments under the Credit Agreement or the termination of its guarantee hereunder to the extent provided in Section 12 below).

Section 5. Defenses of Borrower Waived.

To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the final and indefeasible satisfaction in full of the Guaranteed Obligations and the termination of all of the Commitments under the Credit Agreement or the termination of its guarantee hereunder to the extent provided in Section 12 below. The Administrative Agent, the Issuing Banks and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly satisfied in full and all of the Commitments under the Credit Agreement have been terminated or the termination of its guarantee hereunder to the extent provided in Section 12 below. Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor or guarantor, as the case may be, or any security.

Section 6. Agreement to Pay; Subordination.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any Issuing Bank or any Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for the benefit of the Lenders in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent, all rights of such Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. If any amount shall erroneously be paid to any Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 7. Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, the Issuing Banks or the Lenders will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 8. Indemnity and Subrogation.

In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6), the Borrower agrees that in the event a payment in respect of any Guaranteed Obligations shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment.

Section 9. Contribution and Subrogation.

Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6) that, in the event a payment shall be made by any other Guarantor under this Agreement in respect of any Guaranteed Obligations and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 8, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 9 shall be subrogated to the rights of such Claiming Guarantor under Section 8 to the extent of such payment; provided that no Contributing Guarantor shall be obligated to indemnify any Claiming Guarantor hereunder to the extent such Guaranteed Obligations constitute Excluded Swap Obligations of such Contributing Guarantor

Section 10. Subordination.

Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 8 and Section 9 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

Section 11. Representations and Warranties.

Holdings represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct. Each other Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Restricted Subsidiary of the Borrower) contained in the Credit Agreement are true and correct.

Section 12. Termination.

The guarantees made hereunder (a) shall terminate when all the Guaranteed Obligations (other than Guaranteed Obligations consisting of (i) unliquidated Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender that are not then due and payable at the time of such termination or as a result thereof, and (ii) ongoing Treasury Management Obligations between any Loan Party and any Lender or Affiliate of any Lender that are not then due and payable at the time of such termination or as a result thereof) have been satisfied in full and all of the Commitments under the Credit Agreement have been terminated and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any such Guaranteed Obligation is rescinded or must otherwise be restored by any Lender or any Issuing Bank or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or such Guarantor’s designee, at such Guarantor’s expense, any documents or instruments, in form reasonably satisfactory to the Administrative Agent, which such Guarantor shall reasonably request from time to time to evidence such termination and release.

Section 13. Binding Effect; Several Agreement; Assignments.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent, the Issuing Banks and the Lenders, and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). If (a) all of the Capital Stock of a Guarantor (other than Holdings) is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Credit Agreement or (b) a Guarantor (other than Holdings) ceases to be a Restricted Subsidiary as a result of a transaction permitted by the Credit Agreement, then such Guarantor shall be released from its obligations under this Agreement without further action. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party party hereto and without affecting the obligations of any other Guarantor hereunder.

Section 14. Waivers; Amendment.

No failure or delay of the Administrative Agent of any kind in exercising any power, right or remedy hereunder and no course of dealing between any Guuarantor on the one hand and the Administrative Agent or any holder of any Guaranteed Obligation on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy hereunder, under any other Loan Document, under any agreement relating to Hedging Obligations or Treasury Management Obligations or any abandonment or discontinuance of steps to enforce such a power, right or remedy, preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies of the Administrative Agent hereunder and of the Lenders and the Issuing Banks under the other Loan Documents and under any agreement relating to Hedging Obligations or Treasury Management Obligations are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 14(b), and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.

Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between each affected Loan Party party hereto with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

Section 15. Notices.

All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement.

Section 16. Severability.

Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 17. Counterparts; Integration.

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 13), and shall become effective as provided in Section 13. Delivery of an executed signature page to this Agreement by facsimile transmission or form of electronic attachment (e.g., “.pdf” or “.tif”) shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire agreement among the parties hereto regarding the subject matters hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matter.

Section 18. Rules of Interpretation.

The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement. As used herein, the term “Lender” includes any (a) Affiliate of a Lender that is owed Hedging Obligations or Treasury Management Obligations by any Loan Party and (b) the Issuing Banks.

Section 19. Governing Law; Jurisdiction; Consent to Service of Process.

This Agreement shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

Each Loan Party party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each Loan Party party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party party hereto or its properties in the courts of any jurisdiction.

Each Loan Party party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in Section 19(b) and brought in any court referred to in Section 19(b). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each Loan Party party hereto irrevocably consents to the service of process in the manner provided for notices in Section 10.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 20. Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

Section 21. Additional Guarantors.

Pursuant to Section 5.10 of the Credit Agreement, each Restricted Subsidiary that is a Material Domestic Subsidiary that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Material Domestic Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Restricted Subsidiary of an instrument in the form of Annex 1, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 22. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents or under any agreement relating to Hedging Obligations or Treasury Management Obligations held by such Lender or such Issuing Bank, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 22 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank, as the case may be, may have.

Section 23. Savings Clause.

It is the intent of each Loan Party party hereto and the Administrative Agent that each such Loan Party’s maximum obligations hereunder shall be, but not in excess of:

in a case or proceeding commenced by or against any Loan Party under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of any Loan Party owed to the Administrative Agent, the Issuing Banks or the Lenders) to be avoidable or unenforceable against such Loan Party under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

in a case or proceeding commenced by or against any Loan Party under the Bankruptcy Code subsequent to two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of any Loan Party to the Administrative Agent, the Issuing Banks or the Lenders) to be avoidable or unenforceable against such Loan Party under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

in a case or proceeding commenced by or against any Loan Party under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of any Loan Party to the Administrative Agent, the Issuing Banks or the Lenders) to be avoidable or unenforceable against such Loan Party under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of any Loan Party to the Administrative Agent, the Issuing Banks or the Lenders) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in Section 23(a)(i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Loan Party is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Loan Party insolvent, or leave such Loan Party with an unreasonably small capital to conduct its business, or cause such Loan Party to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Loan Party, the maximum Guaranteed Obligations for which such Loan Party shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent, the Issuing Banks or the Lenders), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

This Section 23 is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders hereunder to the maximum extent that would not cause the Guaranteed Obligations of any Loan Party to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither any Loan Party nor any other Person shall have any right or claim under this Section 23 as against the Administrative Agent, the Issuing Banks or Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 24. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents and under any agreement relating to Hedging Obligations or Treasury Management Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 24 shall remain in full force and effect until the Obligations have been indefeasibly satisfied and performed in full and all of the Commitments under the Credit Agreement have been terminated. Each Qualified ECP Guarantor intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section 24, “Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(signatures follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AARON’S, LLC, as the Borrower

By:
Name:
Title:

AARON’S SPINCO, INC., as Holdings

By:
Name:
Title:

AARON INVESTMENT COMPANY, LLC as a Guarantor

By:
Name:
Title:

AARON’S BUSINESS REAL ESTATE HOLDINGS, LLC, as a Guarantor

By:
Name:
Title:

AARON’S LOGISTICS, LLC, as a Guarantor

By:
Name:
Title:

AARON’S US HOLDCO, INC., as a Guarantor

By:
Name:
Title:

ENVIZZO, LLC, as a Guarantor

By:
Name:
Title:

WOODHAVEN FURNITURE INDUSTRIES, LLC, as a Guarantor

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWER GUARANTEE AGREEMENT

THIS BORROWER GUARANTEE AGREEMENT (this “Agreement”), dated as of November 9, 2020, is by and among AARON’S, LLC, a Georgia limited liability company (the “Borrower”), AARON’S SPINCO, INC., a Georgia corporation (“Holdings”), each of the Subsidiaries of the Borrower identified on the signature pages hereto (each such Subsidiary individually, a “Subsidiary Loan Party” and collectively, the “Subsidiary Loan Parties”) and TRUIST BANK, a North Carolina banking corporation, as administrative agent (the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time party to the Credit Agreement, dated as of the date hereof, by and among the Borrower, AARON’S SPINCO, INC., a Georgia corporation (“Holdings”), the Lenders, the Issuing Banks, and Truist Bank, as Administrative Agent and as Swingline Lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to establish a revolving credit facility in favor of the Borrower;

WHEREAS, (a) Holdings is the direct parent of the Borrower and (b) the Borrower is the parent of each Subsidiary Loan Party and, in each of the cases of clause (a) and (b) above, will derive substantial benefit from the provision of certain hedging products and treasury management services to Holdings and the Subsidiary Loan Parties, the obligations in respect of which constitute the Guaranteed Obligations (defined below); and

WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the Issuing Banks, the Swingline Lender, and the Lenders under the Credit Agreement that the Borrower execute and deliver to the Administrative Agent this Agreement, and the Borrower wishes to fulfill said condition precedent.

NOW, THEREFORE, in order to induce Lenders to provide certain treasury management and hedging products to the Subsidiary Loan Parties in connection with Hedging Obligations and Treasury Management Obligations and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Guarantee.

The Borrower unconditionally guarantees, jointly with Holdings and the other Subsidiary Loan Parties and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of (a) all Hedging Obligations between Holdings or any Subsidiary Loan Party and any Lender or Affiliate of any Lender, and (b) all Treasury Management Obligations between Holdings or any Subsidiary Loan Party and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing (all the monetary and other obligations referred to in the preceding Sections 1(a) and 1(b) being collectively called the “Guaranteed Obligations”). The Borrower further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from the Borrower, and that the Borrower will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

Section 2. Obligations Not Waived.

To the fullest extent permitted by applicable law, the Borrower waives presentment or protest to, demand of or payment from the Subsidiary Loan Parties of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Borrower shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against Holdings or any Subsidiary Loan Party under the provisions of the Credit Agreement, any other Loan Document, any agreement relating to Hedging Obligations or Treasury Management Obligations or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any agreement relating to Hedging Obligations or Treasury Management Obligations, any guarantee or any other agreement, or (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any Lender.

Section 3. Guarantee of Payment.

The Borrower further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Person.

Section 4. No Discharge or Diminishment of Guarantee.

The obligations of the Borrower shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible satisfaction in full of the Guaranteed Obligations and the termination of all of the Commitments under the Credit Agreement or the termination of its guarantee hereunder to the extent provided in Section 12 below), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Borrower shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any agreement relating to Hedging Obligations or Treasury Management Obligations or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to the extent vary the risk of Holdings or any Subsidiary Loan Party or that would otherwise operate as a discharge of Holdings and each Subsidiary Loan Party as a matter of law or equity (other than the indefeasible satisfaction in full of the Guaranteed Obligations and the termination of all of the Commitments under the Credit Agreement or the termination of its guarantee hereunder to the extent provided in Section 12 below).

Section 5. Defenses of Borrower Waived.

To the fullest extent permitted by applicable law, the Borrower waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the final and indefeasible satisfaction in full of the Guaranteed Obligations and the termination of all of the Commitments under the Credit Agreement or the termination of its guarantee hereunder to the extent provided in Section 12 below. The Administrative Agent and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party or any other guarantor, without affecting or impairing in any way the liability of the Borrower except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly satisfied in full and all of the Commitments under the Credit Agreement have been terminated or the termination of its guarantee hereunder to the extent provided in Section 12 below. Pursuant to applicable law, the Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Borrower against Holdings or any Subsidiary Loan Party or any other guarantor, as the case may be, or any security.

Section 6. Agreement to Pay; Subordination.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against the Borrower by virtue hereof, upon the failure of Holdings or any Subsidiary Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for the benefit of the Lenders in cash the amount of such unpaid Guaranteed Obligation. Upon payment by the Borrower of any sums to the Administrative Agent, all rights of the Borrower against Holdings or any Subsidiary Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. If any amount shall erroneously be paid to any Loan Party on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 7. Information.

The Borrower assumes all responsibility for being and keeping itself informed of the Subsidiary Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Borrower assumes and incurs hereunder, and agrees that none of the Administrative Agent or the Lenders will have any duty to advise the Borrower of information known to it or any of them regarding such circumstances or risks.

Section 8. Indemnity and Subrogation.

In addition to all such rights of indemnity and subrogation as the Borrower may have under applicable law (but subject to Section 6), Holdings and each of the Subsidiary Loan Parties agrees that in the event a payment in respect of any Guaranteed Obligations shall be made by the Borrower under this Agreement, Holdings and the Subsidiary Loan Parties, on a joint and several basis, shall indemnify the Borrower for the full amount of such payment and the Borrower shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment; provided that neither Holdings nor any Subsidiary Loan Party shall be obligated to indemnify the Borrower hereunder to the extent such Guaranteed Obligations constitute Excluded Swap Obligations of Holdings or such Subsidiary Loan Party.

Section 9. Contribution and Subrogation.

Holdings and each Subsidiary Loan Party (each a “Contributing Guarantor”) agrees (subject to Section 6) that, in the event a payment in respect of any Guaranteed Obligations shall be made by the Borrower (the “Claiming Guarantor”) shall not have been fully indemnified by Holdings and the Subsidiary Loan Parties as provided in Section 8, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Loan Parties on the date hereof. Any Contributing Guarantor making any payment to the Claiming Guarantor pursuant to this Section 9 shall be subrogated to the rights of such Claiming Guarantor under Section 8 to the extent of such payment; provided that neither Holdings nor any Subsidiary Loan Party shall be obligated to indemnify the Borrower hereunder to the extent such Guaranteed Obligations constitute Excluded Swap Obligations of Holdings or such Subsidiary Loan Party.

Section 10. Subordination.

Notwithstanding any provision of this Agreement to the contrary, all rights of the Borrower under Section 8 and Section 9 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower, Holdings or any Subsidiary Loan Party to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Loan Party with respect to its obligations hereunder, and each Loan Party shall remain liable for the full amount of the obligations of such Loan Party hereunder.

Section 11. Representations and Warranties.

The Borrower represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

Section 12. Termination.

The guarantees made hereunder (a) shall terminate when (i) all the Guaranteed Obligations have been satisfied in full and all of the Commitments under the Credit Agreement have been terminated or, if earlier, when all the Obligations as defined in the Credit Agreement (other than Obligations consisting of (x) unliquidated Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender that are not then due and payable at time of such termination or as a result thereof, and (y) any ongoing Treasury Management Obligations between any Loan Party and any Lender or Affiliate of any Lender that are not then due and payable at time of such termination or as a result thereof) have been satisfied in full and all of the Commitments under the Credit Agreement have been terminated, or (ii) as to the Guaranteed Obligations of any particular Subsidiary Loan Party, when and to the extent (1) all of the capital stock of such Subsidiary Loan Party is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Credit Agreement, or (2) such Subsidiary Loan Party ceases to be a Subsidiary as a result of a transaction permitted by the Credit Agreement, in which case under this Section 12(ii) the Borrower shall be released from its guarantee obligations hereunder with respect to such Subsidiary Loan Party without further action, and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any such Guaranteed Obligation is rescinded or must otherwise be restored by any Lender or any Loan Party upon the bankruptcy or reorganization of the Borrower, Holdings, any Subsidiary Loan Party or otherwise. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Loan Party or such Loan Party’s designee, at such Loan Party’s expense, any documents or instruments, in form reasonably satisfactory to the Administrative Agent, which such Loan Party shall reasonably request from time to time to evidence such termination and release.

Section 13. Binding Effect; Several Agreement; Assignments.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the Lenders, and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

Section 14. Waivers; Amendment.

No failure or delay of the Administrative Agent of any kind in exercising any power, right or remedy hereunder and no course of dealing between any Loan Party on the one hand and the Administrative Agent or any holder of any Guaranteed Obligation on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy hereunder, under any other Loan Document, under any agreement relating to Hedging Obligations or Treasury Management Obligations or any abandonment or discontinuance of steps to enforce such a power, right or remedy, preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies of the Administrative Agent hereunder and of the Lenders, under the other Loan Documents and under any agreement relating to Hedging Obligations or Treasury Management Obligations are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice in similar or other circumstances.

Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between each affected Loan Party with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

Section 15. Notices.

All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement.

Section 16. Severability.

Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 17. Counterparts; Integration.

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 13), and shall become effective as provided in Section 13. Delivery of an executed signature page to this Agreement by facsimile transmission or form of electronic attachment (e.g., “.pdf” or “.tif”) shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire agreement among the parties hereto regarding the subject matters hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matter.

Section 18. Rules of Interpretation.

The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement. As used herein, the term “Lender” includes any Affiliate of a Lender that is owed Hedging Obligations or Treasury Management Obligations by any Loan Party.

Section 19. Governing Law; Jurisdiction; Consent to Service of Process.

This Agreement shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

Each Loan Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in this Section 19 and brought in any court referred to in this Section 19. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each Loan Party irrevocably consents to the service of process in the manner provided for notices in Section 10.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 20. Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

Section 21. [Reserved.].

[Reserved.]

Section 22. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any or all the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents or under any agreement relating to Hedging Obligations or Treasury Management Obligations held by such Lender, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 22 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 23. Savings Clause.

(a) It is the intent of each Loan Party and the Administrative Agent that each Loan Party’s maximum obligations hereunder shall be, but not in excess of:

(i) in a case or proceeding commenced by or against any Loan Party under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of any Loan Party owed to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Loan Party under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii) in a case or proceeding commenced by or against any Loan Party under the Bankruptcy Code subsequent to two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of any Loan Party to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Loan Party under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii) in a case or proceeding commenced by or against any Loan Party under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of any Loan Party to the Administrative Agent or the Lenders) to be avoidable or unenforceable against such Loan Party under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(b) The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of any Loan Party to the Administrative Agent or the Lenders) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in Section 23(a)(i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Loan Party is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Loan Party insolvent, or leave such Loan Party with an unreasonably small capital to conduct its business, or cause such Loan Party to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Loan Party, the maximum Guaranteed Obligations for which such Loan Party shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Loan Party to the Administrative Agent or the Lenders), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

This Section 23 is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the Guaranteed Obligations of any Loan Party to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither any Loan Party nor any other Person shall have any right or claim under this Section 23 as against the Administrative Agent or Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 24. Keepwell. The Borrower, as a Qualified ECP Guarantor, hereby jointly and severally with any other Qualified ECP Guarantor, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under the Guarantee Agreement and the other Loan Documents and under any agreement relating to Hedging Obligations or Treasury Management Obligations in respect of Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 24 shall remain in full force and effect until the

Obligations have been indefeasibly satisfied and performed in full and all of the Commitments under the Credit Agreement have been terminated. The Borrower intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section 24, “Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(signatures follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AARON’S, LLC, as the Borrower

By:
Name:
Title:

AARON’S SPINCO, INC., as a Guarantor

By:
Name:
Title:

AARON INVESTMENT COMPANY, LLC as a Guarantor

By:
Name:
Title:

AARON’S BUSINESS REAL ESTATE HOLDINGS, LLC, as a Guarantor

By:
Name:
Title:

AARON’S LOGISTICS, LLC, as a Guarantor

By:
Name:
Title:

AARON’S US HOLDCO, INC., as a Guarantor

By:
Name:
Title:

ENVIZZO, LLC, as a Guarantor

By:
Name:
Title:

WOODHAVEN FURNITURE INDUSTRIES, LLC, as a Guarantor

By:
Name:
Title:

TRUIST BANK, as
Administrative Agent

By:
Name:
Title:

EXHIBIT 2.3

FORM OF NOTICE OF REVOLVING BORROWING

[Date]

Truist Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 9, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, Holdings, the Lenders, the Issuing Banks, and Truist Bank, as Administrative Agent and as Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)	Aggregate principal amount of Revolving Borrowing: __________________[1]

(B)	Date of Revolving Borrowing (which is a Business Day): _______________

(C)	Interest Rate basis: ______________________[2]

(D)	Interest Period: ________________________[3]

(E)	Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed: _______________________________

[1]	With respect to Eurodollar Borrowings, not less than $1,000,000 or a larger multiple of $500,000, and with respect to Base Rate Borrowings, not less than $1,000,000 or a larger multiple of $100,000.
[2]	Eurodollar Borrowing or Base Rate Borrowing.
[3]	Which must comply with the definition of “Interest Period”

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.3 of the Credit Agreement are satisfied.

Very truly yours,

AARON’S, LLC

By
Name:
Title:

EXHIBIT 2.6

FORM OF NOTICE OF SWINGLINE BORROWING

[Date]

Truist Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 9, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, Holdings, the Lenders, the Issuing Banks, and Truist Bank, as Administrative Agent and as Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(A)	Principal amount of Swingline Borrowing: _______________________[1]

(B)	Date of Swingline Loan (which is a Business Day): _______________________

(C)	Location and number of Borrower’s account to which proceeds of Swingline Loan are to be disbursed: _________________________________________

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.3 of the Credit Agreement are satisfied.

AARON’S, LLC

By
Name:
Title:

[1]	Not less than $100,000 or a larger multiple of $50,000.

EXHIBIT 2.8

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Truist Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 9, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, Holdings, the Lenders, the Issuing Banks, and Truist Bank, as Administrative Agent and as Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Conversion/Continuation and the Borrower hereby requests the conversion or continuation of a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies: _____________________

(B)	Principal amount of Borrowing to be converted/continued: ___________________

(C)	Effective date of election (which is a Business Day): _____________________

(D)	Interest rate basis: _____________________[1]

(E)	Interest Period: __________________[2]

AARON’S, LLC

By
Name:
Title:

[1]	Eurodollar Borrowing or Base Rate Borrowing.
[2]	Which must comply with the definition of “Interest Period”

EXHIBIT 3.1(b)(iv)

FORM OF SECRETARY’S CERTIFICATE

OMNIBUS

OFFICER’S CERTIFICATE

November 9, 2020

Reference is hereby made to that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Aaron’s, LLC, Aaron’s SpinCo, Inc., the several banks and other financial institutions from time to time party thereto, as lenders, and Truist Bank, as administrative agent. Pursuant to Section 3.l(a)(iii) of the Credit Agreement, each of the undersigned, as an Authorized Officer to the entities set forth on Schedule I-1 to I-4 hereto (each a “Company” and together the “Companies”) in his representative capacity on behalf of the applicable Company hereby certifies that:

(a) Annexed hereto as Exhibit A is a true, correct and complete copy of the articles of incorporation or certificate of formation, as applicable, of each Company, including any and all amendments thereto, as in effect on the date hereof, the same has not been amended, altered, revoked or rescinded as of the date hereof; and as of the date hereof, no action for the dissolution of the Companies is pending.

(b) Annexed hereto as Exhibit B is a true, correct and complete copy of the bylaws or limited liability company agreement, as applicable, of each Company, including any and all amendments thereto, as in effect on the date hereof and the same has not been amended, altered, revoked or rescinded as of the date hereof.

(c) Annexed hereto as Exhibit C is a true, correct and complete copy of a certificate of good standing or existence from the Secretary of State of the applicable jurisdiction of organization of each Company, certified as of recent date by such Secretary of State and since such date, no change has occurred in the legal existence and good standing of the Corporation.

(d) Attached hereto as Exhibit D is a true, complete and correct copy of resolutions duly adopted by the Board of Directors, Sole Member, or Sole Manager, as applicable, of the Companies. Such resolutions are in full force and effect on and as of the date hereof and the same has not been amended, altered, revoked or rescinded and such resolutions are filed with the records of the Companies, and are the only resolutions relating to the transactions contemplated thereby that have been adopted by the Board of Directors, Sole Member or Sole Manager, as applicable, of the Companies.

(e) Annexed hereto as Exhibit E is the incumbency and specimen signature of the duly elected and qualified officers of each Company as of the date hereof. Each person set forth on Exhibit E holds the respective office set forth opposite his or her name, is duly authorized to execute and deliver the Loan Documents and the signature set forth opposite of each such person is his or her genuine signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Omnibus Officer’s Certificate to be executed on behalf of each Company listed on Schedule I-1 as of the date set forth above.

By:
Steve Olsen
Authorized Officer

I, the undersigned, an Authorized Officer, of each Company listed on Schedule I-1, do hereby certify solely on behalf of each Company listed on Schedule I-1 and not in my individual capacity that Steve Olsen is a duly elected and qualified Authorized Officer of each Company listed on Schedule I-1 and the signature above is his genuine signature.

By:
C. Kelly Wall
Authorized Officer

IN WITNESS WHEREOF, the undersigned has caused this Omnibus Officer’s Certificate to be executed on behalf of each Company listed on Schedule I-2 as of the date set forth above.

By:
Douglas A. Lindsay
Authorized Officer

I, the undersigned, an Authorized Officer, of each Company listed on Schedule I-2, do hereby certify solely on behalf of each Company listed on Schedule I-2 and not in my individual capacity that Douglas A. Lindsay is a duly elected and qualified Authorized Officer of each Company listed on Schedule I-2 and the signature above is his genuine signature.

By:
Steve Olsen
Authorized Officer

IN WITNESS WHEREOF, the undersigned has caused this Omnibus Officer’s Certificate to be executed on behalf of each Company listed on Schedule I-3 as of the date set forth above.

By:
Robert W. Kamerschen
Authorized Officer

I, the undersigned, an Authorized Officer, of each Company listed on Schedule I-3, do hereby certify solely on behalf of each Company listed on Schedule I-3 and not in my individual capacity that Robert W. Kamerschen is a duly elected and qualified Authorized Officer of each Company listed on Schedule I-3 and the signature above is his genuine signature.

By:
Robert P. Sinclair, Jr.
Authorized Officer

IN WITNESS WHEREOF, the undersigned has caused this Omnibus Officer’s Certificate to be executed on behalf of each Company listed on Schedule I-4 as of the date set forth above.

By:
Ariel Maidansky
Authorized Officer

I, the undersigned, an Authorized Officer of Aaron’s, LLC, a direct parent of each Company listed on Schedule I-4, do hereby certify solely on behalf of each Company listed on Schedule I-4 and not in my individual capacity that Ariel Maidansky is a duly elected and qualified Authorized Officer of each Company listed on Schedule I-4 and the signature above is his genuine signature.

By:
C. Kelly Wall
Authorized Officer

EXHIBIT 3.1(b)(vii)

FORM OF OFFICER’S CERTIFICATE

November 9, 2020

Reference is made to that certain Credit Agreement, dated as of November 9, 2020 (the “Credit Agreement”), by and among Aaron’s, LLC, a Georgia limited liability company (the “Borrower”), Aaron’s Spinco, Inc., a Georgia corporation (“Holdings”), the Lenders party thereto from time to time, and Truist Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(a)(vi) of the Credit Agreement.

I, C. Kelly Wall, an Authorized Officer of the Borrower, DO HEREBY CERTIFY on behalf of the Borrower that:

(a)

all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) on and as of the date hereof; provided, that to the extent such representation or warranty relates to a specific prior date, such representation or warranty is true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) only as of such specific prior date;

(b)	no Default or Event of Default exists as of the date hereof; and

(c)

since December 31, 2019, which is the date of the audited financial statements of the Borrower described in Section 4.4 of the Credit Agreement, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

[Signature page follows]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

AARON’S, LLC a Georgia limited liability company

By:
Name: Title:

EXHIBIT 5.1(c)

FORM OF COMPLIANCE CERTIFICATE

[Date]

To:	Truist Bank, as Administrative Agent

303 Peachtree St., N.E. / 25th Floor

Atlanta, GA 30308

Attention:

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 9, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, Holdings, the other Guarantors from time to time party thereto, the lenders from time to time party thereto, the Issuing Banks, and Truist Bank, as Administrative Agent, an Issuing Bank and Swingline Lender. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

I, _____________, being the duly elected and qualified, and acting in my capacity as [Chief Financial Officer][Controller][Treasurer] of the Borrower, hereby certify to the Administrative Agent and each Lender as follows:

[Use the following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule 1 are the audited annual financial statements required by Section 5.1(a) of the Credit Agreement for the Fiscal Year ending [_______] together with the audit report of Ernst & Young or other independent public accountants of nationally recognized standing required by such section. The consolidated financial statements of Holdings, the Borrower and its Restricted Subsidiaries attached hereto fairly present in all material respects the financial condition and results of operations of Holdings, the Borrower and its Restricted Subsidiaries as at the end of such Fiscal Year on a consolidated basis, and the related statements of income and cash flows of Holdings, the Borrower and its Restricted Subsidiaries for such Fiscal Year, in accordance with generally accepted accounting principles consistently applied (subject to normal year-end audit adjustments and the absence of footnotes).]

[Use the following paragraph 1 for fiscal quarter-end financial statements]

1. [Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.1(b) of the Credit Agreement for the Fiscal Quarter ending [___________, ___]. The consolidated financial statements of Holdings, the Borrower and its Restricted Subsidiaries attached hereto fairly present in all material respects the financial condition and results of operations of Holdings, the Borrower and its Restricted Subsidiaries as at the end of such Fiscal Quarter on a consolidated basis, and the related statements of income and cash flows of Holdings, the Borrower and its Restricted Subsidiaries for such Fiscal Quarter, in accordance with generally accepted accounting principles consistently applied (subject to normal year-end audit adjustments and the absence of footnotes).]

3. Based upon a review of the activities of Holdings, the Borrower and its Restricted Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, [there exists no Default or Event of Default][a Default or Event of Default exists and set forth below are the details thereof and a description of the action which the Borrower has taken or proposes to take with respect thereto].

4. Set forth on Schedule 2 are detailed calculations demonstrating compliance with the financial covenants set forth in Article VI of the Credit Agreement.

5. Since the date of the Borrower’s audited financial statements referred to in Section 4.4 of the Credit Agreement, [no change in GAAP or the application thereof has occurred][a change in GAAP or the application thereof has occurred and below is a description of the effect of such change on the financial statements accompanying this certificate].

Name:
Title: [Chief Financial Officer][Controller][Treasurer]

EXHIBIT 5.12

FORM OF SECURITY AGREEMENT

THIS SECURITY AND PLEDGE AGREEMENT (as amended, restated, amended and restated, modified and supplemented from time to time, this “Agreement”) is entered into as of [            ] among the parties identified as “Obligors” on the signature pages hereto and such other parties that may become Obligors hereunder after the date hereof (each individually an “Obligor” and collectively the “Obligors”), and TRUIST BANK, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) for the holders of the Secured Obligations (defined below).

RECITALS

WHEREAS, pursuant to that certain Credit Agreement (as amended, modified, supplemented, increased, extended, restated, refinanced and replaced from time to time, the “Credit Agreement”) dated as of November 9, 2020 among Aaron’s, LLC, a Georgia limited liability company (the “Borrower”), Aaron’s Spinco, Inc., a Georgia corporation (“Holdings”), the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto, and Truist Bank, in its capacities as Administrative Agent and as Swingline Lender, the Lenders have agreed to make Loans to the Borrower and each Issuing Bank has agreed to issue Letters of Credit to the Borrower upon the terms and subject to the conditions set forth therein; and

WHEREAS, this Agreement is required by the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code in effect from time to time in the State of New York except as such terms may be used in connection with the perfection of the Collateral and then the applicable jurisdiction with respect to such affected Collateral shall apply (the “UCC”): Accession, Account, Adverse Claim, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Consumer Goods, Deposit Account, Document, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Company Security, Investment Property, Letter-of-Credit Right, Manufactured Home, Money, Proceeds, Securities Account, Securities Intermediary, Security, Security Entitlement, Software, Supporting Obligation and Tangible Chattel Paper.

(b) In addition, the following terms shall have the meanings set forth below:

“Administrative Agent” has the meaning provided in the introductory paragraph hereof.

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Borrower” has the meaning provided in the recitals hereof.

“Collateral” has the meaning provided in Section 2 hereof.

“Copyright License” shall mean any written agreement, naming any Obligor as licensor, granting any right under any Copyright.

“Copyrights” shall mean (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office, and (b) all renewals thereof.

“Credit Agreement” has the meaning provided in the recitals hereof.

“Excluded Accounts” shall mean (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the IRS or state or local government agencies within the following two (2) months with respect to employees of any of the Loan Parties or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) all tax accounts (including, without limitation, sales tax accounts), accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, zero balance or swept accounts and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case, so long as such account is used solely for such purpose, (c) any deposit and/or securities account maintained in a jurisdiction outside of the United States and (d) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business.

“Excluded Property” shall mean, with respect to any Obligor, (a) any owned real property located outside the United States, (b) any owned real property located in the United States that is owned in fee by an Obligor which is not Material Real Estate, (c) any leased real property, (d) any copyrights, copyright licenses, patents, patent licenses, trademarks or trademark licenses for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (e) any personal property for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code (including motor vehicles and other assets subject to certificates of title), (f) the Capital Stock in any Unrestricted Subsidiary, (g) the Capital Stock in any Foreign Subsidiary that is a Restricted Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.10(b) of the Credit Agreement, (h) any property which, subject to the terms of Section 7.8 of the Credit Agreement, is subject to a Lien of the type described in Section 7.2(c) of the Credit Agreement pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (i) Excluded Accounts, (j) those assets over which the granting of a Lien in such assets in favor of the Administrative Agent would be prohibited by applicable law, regulation or contract (including any requirement under or in accordance with such law, rule or regulation to obtain consent from a third party, including any governmental or regulatory authority), so long as (i) any contractual restriction is not incurred in contemplation of the owning entity’s becoming a Restricted Subsidiary or the entry of such owning entity into the Loan Documents and (ii) such contract is permitted under this Agreement, in each case, after giving effect to Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code or any other applicable law or principle of equity, other than any receivables and proceeds thereof (the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition), (k) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant or enforcement of a security interest therein would impair the validity or enforceability of such

2

intent-to-use trademark application under applicable federal law, (l) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the United States Code or any similar law or regulation in any applicable jurisdiction), as reasonably determined by the Borrower in good faith, (m) at any time before the date that is 1 year after the Funding Availability Date, the Specified Asset and (n) other assets to the extent the Borrower and the Administrative Agent agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of the security afforded thereby; provided, however, that the security interest granted to the Administrative Agent under this Agreement or any other Loan Document shall attach immediately to any asset of any Loan Party at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (n) above.

“Material Agreements” shall mean (a) all agreements, indentures or notes governing the terms of any Material Indebtedness and (b) all other agreements, documents, contracts, indentures and instruments pursuant to which a default, breach or termination thereof would reasonably be expected to result in a Material Adverse Effect.

“Obligor” and “Obligors” have the meanings provided in the introductory paragraph hereof.

“Patent License” shall mean any agreement, whether written or oral, providing for the grant by or to an Obligor of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.

“Pledged Equity” shall mean, with respect to each Obligor, (a) one hundred percent (100%) of the issued and outstanding Capital Stock of each Domestic Subsidiary that is a Restricted Subsidiary and (b) sixty-six percent (66%) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary that is a Restricted Subsidiary, directly owned by any Obligor, including without limitation the Capital Stock of the Subsidiaries owned by such Obligor as set forth on Schedule 1 hereto, in each case together with the certificates (or other agreements or instruments), if any, representing such Capital Stock, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:

(1) all Capital Stock representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and

(2) in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Capital Stock of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of an Obligor; provided that if such successor Person is a Foreign Subsidiary or a Domestic Subsidiary that is an Excluded Subsidiary, such Capital Stock shall be limited to the amount described in clause (b) hereof.

3

“Secured Obligations” shall mean, without duplication, (a) all Obligations and (b) subject to the limitations set forth in Section 10.3 of the Credit Agreement, all out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one outside counsel) incurred in connection with enforcement and collection of the Obligations.

“Trademark License” shall mean any agreement, written or oral, providing for the grant by or to an Obligor of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and (b) all renewals thereof.

“UCC” has the meaning provided in Section 1(a) hereof.

“Work” shall mean any work that is subject to copyright protection pursuant to Title 17 of the United States Code.

2. Grant of Security Interest in the Collateral. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”): (a) all Accounts; (b) all Money; (c) all Chattel Paper; (d) those certain Commercial Tort Claims set forth on Schedule 2 hereto; (e) all Copyrights; (f) all Copyright Licenses; (g) all Deposit Accounts; (h) all Documents; (i) all Equipment; (j) all Fixtures; (k) all General Intangibles; (l) all Goods; (m) all Instruments; (n) all Inventory; (o) all Investment Property; (p) all Letter-of-Credit Rights; (q) all Patents; (r) all Patent Licenses; (s) all Pledged Equity; (t) all Software; (u) all Supporting Obligations; (v) all Trademarks; (w) all Trademark Licenses; (x) all books and records related to the Collateral; and (y) all Accessions and all Proceeds of any and all of the foregoing.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not extend to any Excluded Property; provided that upon the occurrence of an event that renders property to no longer constitute Excluded Property, a security interest in such property shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder.

The Obligors and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks or Trademark Licenses.

3. Representations and Warranties. Each of the Obligors hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, that:

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(a) Ownership. Such Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same. There exists no Adverse Claim with respect to the Pledged Equity of such Obligor other than non-consensual Liens permitted by Section 7.2 of the Credit Agreement.

(b) Security Interest/Priority. This Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Collateral of such Obligor and, when properly perfected by filing a UCC-1 financing statement in the appropriate jurisdiction, shall constitute a valid and perfected security interest in such Collateral (including all uncertificated Pledged Equity consisting of partnership or limited liability company interests that do not constitute Securities), to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Liens permitted by Section 7.2 of the Credit Agreement. The taking of possession by the Administrative Agent of the certificated securities (if any) evidencing the Pledged Equity and all other Instruments constituting Collateral (and any necessary endorsements) will perfect the Administrative Agent’s security interest in all the Pledged Equity evidenced by such certificated securities and such Instruments (subject to Permitted Liens). With respect to any Collateral consisting of a Deposit Account, Security Entitlement or assets held in a Securities Account (in each case, other than Excluded Accounts), upon execution and delivery by the applicable Obligor, the bank or Securities Intermediary, as applicable, and the Administrative Agent of an agreement granting control to the Administrative Agent over such Collateral, the Administrative Agent shall have a valid and perfected security interest in such Collateral, subject to Permitted Liens. Notwithstanding anything to the contrary in the foregoing, the Obligors and the Administrative Agent acknowledge and agree that no account control agreement shall be required with respect to any Deposit Account or Securities Account that has a balance (or which holds assets with a fair market value) less than $5,000,000.

(c) Types of Collateral. None of the Collateral consists of, or is the Proceeds of, As-Extracted Collateral, Consumer Goods, Farm Products, Manufactured Homes or standing timber.

(d) Equipment and Inventory. With respect to any Equipment and/or Inventory of such Obligor, such Obligor has exclusive possession and control of such Equipment and Inventory of such Obligor except for (i) Equipment leased by such Obligor as a lessee, (ii) Equipment or Inventory in transit with common carriers, (iii) mobile goods, (iv) Equipment or Inventory out for repair or refurbishment, (vi) Equipment or Inventory kept with third parties in the ordinary course of business, and/or (vii) Equipment or Inventory in possession of employees in the ordinary course of business. Subject to the foregoing, no Inventory of such Obligor is held by a Person other than such Obligor pursuant to consignment, sale or return, sale on approval or similar agreement.

(e) Authorization of Pledged Equity. All Pledged Equity is duly authorized and validly issued, is fully paid and, to the extent applicable, non-assessable and is not subject to the preemptive rights, warrants, options or other rights to purchase of any Person, or equityholder, voting trust or similar agreements outstanding with respect to, or property that is convertible, into, or that requires the issuance and sale of, any of the Pledged Equity, except to the extent expressly permitted under the Loan Documents.

(f) No Other Capital Stock, Instruments, Etc. As of the Closing Date, such Obligor owns all certificated Capital Stock in any Subidiary that is required to be pledged and delivered to the Administrative Agent hereunder, other than as set forth on Schedule 1 hereto, and all such certificated Capital Stock has been delivered to the Administrative Agent.

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(g) Partnership and Limited Liability Company Interests. Except as previously disclosed to the Administrative Agent in writing, none of the Collateral consisting of an interest in a partnership or a limited liability company (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

(h) Contracts; Agreements; Licenses. Such Obligor has no Material Agreements which are non-assignable by their terms, or as a matter of law, or which prevent the granting of a security interest therein for which consent has not been obtained.

(i) Consents; Etc. There are no restrictions in any articles of incorporation, articles of formation, articles of organization, bylaws, operating agreement or other applicable agreement of formation or organization governing any Pledged Equity or any other document related thereto which would limit or restrict (i) the grant of a Lien pursuant to this Agreement on such Pledged Equity, (ii) the perfection of such Lien or (iii) the exercise of remedies in respect of such perfected Lien in the Pledged Equity as contemplated by this Agreement. Except for (i) the filing or recording of UCC financing statements, (ii) the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (iii) obtaining control to perfect the Liens created by this Agreement (to the extent required under Section 4(a) hereof), (iv) such actions as may be required by laws affecting the offering and sale of securities, (v) such actions as may be required by applicable foreign laws affecting the pledge of the Pledged Equity of Foreign Subsidiaries, (vi) any approvals that may be required to be obtained from any bailee or landlord to collect the Collateral, and (vii) consents, authorizations, filings or other actions which have been obtained or made, no material consent or material authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required for (A) the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Agreement by such Obligor, (B) the perfection of such security interest (to the extent such security interest can be perfected by filing under the UCC, the granting of control (to the extent required under Section 4(a) hereof) or by filing an appropriate notice with the United States Patent and Trademark Office or the United States Copyright Office) or (C) the exercise by the Administrative Agent or the holders of the Secured Obligations of the rights and remedies provided for in this Agreement.

(j) Commercial Tort Claims. As of the Closing Date, such Obligor has no Commercial Tort Claims seeking damages in excess of $2,000,000 in any individual instance or $5,000,000 in the aggregate when taken together with all Commercial Tort Claims of all of the other Obligors, other than as set forth on Schedule 2 hereto.

(k) Copyrights, Patents and Trademarks.

(i) Schedule 3 hereto includes all registrations or applications for Copyrights, Patents and Trademarks and all material Copyright Licenses, Patent Licenses and Trademark Licenses (excluding “off-the-shelf” licenses pursuant to standard licensing terms which have not been modified or customized by a third party for the Obligor) owned by such Obligor in its own name, or to which any Obligor is a party, as of the date hereof.

(ii) All registrations or applications pertaining to such Copyrights, Patents and Trademarks as have been set forth on Schedule 3 hereto have been duly and properly filed, and to any Obligor’s knowledge, each Copyright, Patent and Trademark of such Obligor is valid, subsisting, unexpired, enforceable and has not been abandoned.

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(iii) Except as set forth on Schedule 3 hereto, none of such Copyrights, Patents and Trademarks is the subject of any exclusive licensing or franchise agreement as of the date hereof.

(iv) Except as could not reasonably be expected to have a Material Adverse Effect, to such Obligor’s knowledge, no holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or question the validity of any such Copyright, Patent or Trademark.

(v) No action or proceeding is pending, seeking to limit, cancel or question the validity of any Copyright, Patent or Trademark of any Obligor or Subsidiary of any Obligor that could reasonably be expected to have a Material Adverse Effect.

4. Covenants. Each Obligor covenants that until such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated, such Obligor shall:

(a) Instruments/Chattel Paper/Pledged Equity/Control.

(i) If any amount in excess of $2,000,000 in any individual instance or $5,000,000 in the aggregate payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, or if any property constituting Collateral shall be stored or shipped subject to a Document, ensure that such Instrument, Tangible Chattel Paper or Document is either in the possession of such Obligor at all times or, if requested by the Administrative Agent to perfect its security interest in such Collateral, is delivered to the Administrative Agent duly endorsed in a manner reasonably satisfactory to the Administrative Agent. Such Obligor shall ensure that any Collateral consisting of Tangible Chattel Paper is marked with a legend reasonably acceptable to the Administrative Agent indicating the Administrative Agent’s security interest in such Tangible Chattel Paper.

(ii) Deliver to the Administrative Agent promptly upon the receipt thereof by or on behalf of such Obligor, all certificates and instruments constituting Pledged Equity. Prior to delivery to the Administrative Agent, all such certificates constituting Pledged Equity shall be held in trust by such Obligor for the benefit of the Administrative Agent pursuant hereto. All such certificates representing Pledged Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) hereto (or other form acceptable to the Administrative Agent in its reasonable discretion).

(iii) Execute and deliver all agreements, assignments, instruments or other documents as reasonably requested by the Administrative Agent for the purpose of obtaining and maintaining control with respect to any Collateral consisting of (A) Deposit Accounts, (B) Investment Property, (C) Letter-of-Credit Rights and (D) Electronic Chattel Paper.

(b) Filing of Financing Statements, Notices, Etc. Such Obligor shall execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its

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security interests hereunder, including (A) such instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (B) with regard to Copyrights, a Notice of Grant of Security Interest in Copyrights in the form of Exhibit 4(b)(i) hereto, (C) with regard to Patents, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office in the form of Exhibit 4(b)(ii) hereto and (D) with regard to Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the United States Patent and Trademark Office in the form of Exhibit 4(b)(iii) hereto, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder. Furthermore, such Obligor also hereby irrevocably makes, constitutes and appoints the Administrative Agent, its nominee or any other person whom the Administrative Agent may designate, as such Obligor’s attorney in fact with full power and for the limited purpose to prepare and file (and, to the extent applicable, sign) in the name of such Obligor any financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents which in the Administrative Agent’s reasonable discretion would be necessary or appropriate in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable until such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated. Such Obligor hereby agrees that a carbon, photographic or other reproduction of this Agreement or any such financing statement is sufficient for filing as a financing statement by the Administrative Agent without notice thereof to such Obligor wherever the Administrative Agent may in its sole discretion desire to file the same.

(c) Collateral Held by Warehouseman, Bailee, Etc. If any Collateral with a book value in excess of $5,000,000 is at any time in the possession or control of a warehouseman, bailee or any agent or processor of such Obligor and the Administrative Agent so reasonably requests (i) notify such Person in writing of the Administrative Agent’s security interest therein, (ii) instruct such Person to hold all such Collateral for the Administrative Agent’s account and subject to the Administrative Agent’s instructions and (iii) use commercially reasonable efforts to obtain a written acknowledgment from such Person that it is holding such Collateral for the benefit of the Administrative Agent.

(d) Commercial Tort Claims. (i) Promptly forward to the Administrative Agent an updated Schedule 2 listing any and all Commercial Tort Claims by or in favor of such Obligor seeking damages in excess of $2,000,000 in any individual instance or $5,000,000 in the aggregate for all Commercial Tort Claims of the Obligors not subject to a Lien in favor of the Administrative Agent for the benefit of itself and the other holders of the Secured Obligations and (ii) execute and deliver such statements, documents and notices and do and cause to be done all such things as may be reasonably required by the Administrative Agent, or required by law to create, preserve, perfect and maintain the Administrative Agent’s security interest in any Commercial Tort Claims initiated by or in favor of any Obligor.

(e) Books and Records. Each Obligor shall mark its books and records (and shall cause the issuer of the Pledged Equity of such Obligor to mark its books and records) to reflect the security interest granted pursuant to this Agreement.

(f) Nature of Collateral. At all times maintain the Collateral as personal property and not affix any of the Collateral to any real property in a manner which would change its nature from personal property to real property or a Fixture to real property, unless the Administrative Agent shall have a perfected Lien on such Fixture or real property.

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(g) Issuance or Acquisition of Capital Stock in Partnership or Limited Liability Company. Not without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require, issue or acquire any Pledged Equity consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

5. Authorization to File Financing Statements. Each Obligor hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC (including authorization to describe the Collateral as “all personal property”, “all assets” or words of similar meaning).

6. Advances.

(a) Upon the occurrence of an Event of Default and during the continuation thereof, or (b) upon the failure of any Obligor to perform any of the covenants and agreements contained herein or in any other Loan Document if, with respect to this clause (b), the Administrative Agent reasonably determines that the taking of a particular action is required prior to the expiration of any applicable cure period(s) in order to prevent an impairment of its rights in and to any Collateral, then in either case, the Administrative Agent may, at its sole option and in its sole discretion upon notice to the applicable Obligors, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may make for the protection of the security hereof or may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended as Default Interest. No such performance of any covenant or agreement by the Administrative Agent on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any Default or Event of Default. The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

7. Remedies.

(a) General Remedies. During the continuance of an Event of Default, the Administrative Agent shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations, or by law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Administrative Agent may, with or without judicial process or the aid and assistance of others, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Obligors, take possession of the Collateral, (ii) dispose of any

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Collateral on any such premises, (iii) require the Obligors to assemble and make available to the Administrative Agent at the expense of the Obligors any Collateral at any place and time designated by the Administrative Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which each of the Obligors hereby waives to the fullest extent permitted by law, at any place and time or times, sell and deliver any or all of the Collateral held by or for it at a public or private sale (which in the case of a private sale of Pledged Equity, may be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Pledged Equity, that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. Neither the Administrative Agent’s compliance with applicable law nor its disclaimer of warranties relating to the Collateral shall be deemed to adversely affect the commercial reasonableness of any sale. To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Obligors in accordance with the notice provisions of Section 10.1 of the Credit Agreement at least ten (10) days before the time of sale or other event giving rise to the requirement of such notice. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Obligor further acknowledges and agrees that any offer to sell any Pledged Equity which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such securities. The Administrative Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by applicable law, any holder of Secured Obligations may be a purchaser at any such sale. To the extent permitted by applicable law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable law, the Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed, or the Administrative Agent may further postpone such sale by announcement made at such time and place.

(b) Remedies Relating to Accounts. During the continuance of an Event of Default, whether or not the Administrative Agent has exercised any or all of its rights and remedies hereunder, (i) each Obligor will promptly upon the request of the Administrative Agent instruct all of its account debtors to remit all payments in respect of Accounts to a mailing location selected by the Administrative Agent and (ii) the Administrative Agent shall have the right to enforce any Obligor’s rights against its customers and account debtors, and the Administrative Agent or its designee may notify any Obligor’s customers and account debtors that the Accounts of such Obligor have been assigned to the Administrative Agent or of the Administrative Agent’s security interest therein, and may (either in its own name or in the name of an Obligor or both) demand, collect (including without limitation by way of a lockbox arrangement), receive,

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take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Administrative Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the holders of the Secured Obligations in the Accounts. Each Obligor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Administrative Agent in accordance with the provisions hereof shall be solely for the Administrative Agent’s own convenience and that such Obligor shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein. Neither the Administrative Agent nor the holders of the Secured Obligations shall have any liability or responsibility to any Obligor for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. Furthermore, during the continuance of an Event of Default, (i) the Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Obligors shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications, (ii) upon the Administrative Agent’s request and at the expense of the Obligors, the Obligors shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts and (iii) upon three (3) Business Days’ prior written notice to the Obligors, the Administrative Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts.

(c) Deposit Accounts. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent may (i) prevent withdrawals or other dispositions of funds in Deposit Accounts (other than Excluded Accounts) maintained with the Administrative Agent and (ii) exercise control pursuant to any control agreement governing a Deposit Account (other than Excluded Accounts) not maintained with the Administrative Agent.

(d) Access. In addition to the rights and remedies hereunder, during the continuance of an Event of Default, the Administrative Agent shall have the right to peaceably enter and remain upon the various premises of the Obligors without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, the Administrative Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(e) Nonexclusive Nature of Remedies. Failure by the Administrative Agent or the holders of the Secured Obligations to exercise any right, remedy or option under this Agreement, any other Loan Document, any other document relating to the Secured Obligations, or as provided by law, or any delay by the Administrative Agent or the holders of the Secured Obligations in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the holders of the Secured Obligations shall only be granted as provided herein. To the extent permitted by law, neither the Administrative Agent, the holders of the Secured Obligations, nor any party acting as attorney for the Administrative Agent or the holders of the Secured Obligations, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their bad faith, gross negligence, willful misconduct or a material breach of the Administrative Agent’s or such holder’s obligations hereunder. The rights and remedies of the Administrative Agent and the holders of the Secured Obligations under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the holders of the Secured Obligations may have.

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(f) Retention of Collateral. In addition to the rights and remedies hereunder, the Administrative Agent may, in compliance with Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(g) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the rate provided for Default Interest in the Credit Agreement, together with, subject to the limitations set forth in Section 10.3 of the Credit Agreement, the costs of collection and the fees, charges and disbursements of counsel. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto. Notwithstanding any provision to the contrary contained herein, in any of the other Loan Documents or in any other documents relating to the Secured Obligations, the obligations of each Obligor under the Credit Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any other applicable Debtor Relief Law (including any comparable provisions of any applicable state law).

8. Rights of the Administrative Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions during the continuance of an Event of Default:

(i) to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Administrative Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv) to receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the Goods giving rise to the Collateral of such Obligor on behalf of and in the name of such Obligor, or securing, or relating to such Collateral;

(v) to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the Goods or services which have given rise thereto, as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes;

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(vi) to adjust and settle claims under any insurance policy relating thereto;

(vii) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may reasonably determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated herein;

(viii) to institute any foreclosure proceedings that the Administrative Agent may deem appropriate;

(ix) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Collateral;

(x) to exchange any of the Pledged Equity or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may reasonably deem appropriate;

(xi) upon prior written notice to the Obligors, to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Equity into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Equity or any part thereof may be sold pursuant and subject to Section 7 hereof;

(xii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;

(xiii) to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(xiv) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; and

(xv) to do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient to accomplish the purposes of the Loan Documents.

This power of attorney is a power coupled with an interest and shall be irrevocable until such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its bad faith, gross negligence, willful misconduct or a material breach of its obligations hereunder. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Collateral.

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(b) Assignment by the Administrative Agent. The Administrative Agent may from time to time assign the Secured Obligations to a successor Administrative Agent appointed in accordance with the Credit Agreement, and such successor shall be entitled to all of the rights and remedies of the Administrative Agent under this Agreement in relation thereto.

(c) The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale of Collateral pursuant to Section 7 hereof, the Administrative Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any steps to clean, repair or otherwise prepare the Collateral for sale.

(d) Liability with Respect to Accounts. Anything herein to the contrary notwithstanding, each of the Obligors shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account. Neither the Administrative Agent nor any holder of Secured Obligations shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any holder of Secured Obligations of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any holder of Secured Obligations be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(e) Voting and Payment Rights in Respect of the Pledged Equity.

(i) So long as no Event of Default shall exist, each Obligor may (A) exercise any and all voting and other consensual rights pertaining to the Pledged Equity of such Obligor or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement and (B) receive and retain any and all dividends (other than stock dividends and other dividends constituting Collateral which are addressed hereinabove), principal or interest paid in respect of the Pledged Equity to the extent they are allowed under the Credit Agreement; and

(ii) During the continuance of an Event of Default and upon one (1) Business Day’s prior written notice to the Obligors, (A) all rights of an Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (i)(A) above shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of an Obligor to receive the dividends, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to clause (i)(B) above shall cease and all such rights

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shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Collateral such dividends, principal and interest payments, and (C) all dividends, principal and interest payments which are received by an Obligor contrary to the provisions of clause (ii)(B) above shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Obligor, and shall be forthwith paid over to the Administrative Agent as Collateral in the exact form received, to be held by the Administrative Agent as Collateral and as further collateral security for the Secured Obligations. Upon the cure or waiver of such Event of Default in accordance with the terms of the Credit Agreement, the Administrative Agent shall as soon reasonably practicable repay to each Obligor all dividends, interest, principal or other distributions received by the Administrative Agent pursuant to this clause (ii) that such Obligor would otherwise have been permitted to retain pursuant to the terms of clause (i) above that (x) were not applied to repay the Obligations in accordance with the Credit Agreement and other Loan Documents and (y) that the Administrative Agent is not otherwise required to hold for the repayment of the Obligations in accordance with the Credit Agreement and other Loan Documents.

(f) Releases of Collateral. (i) If any Collateral shall be sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by the Credit Agreement, the Administrative Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases and other documents, and take such other action, reasonably necessary to evidence such release of the Liens created hereby or by any other Collateral Document on such Collateral. (ii) The Administrative Agent may release any of the Pledged Equity from this Agreement or may substitute any of the Pledged Equity for other Pledged Equity without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Agreement as to any Pledged Equity not expressly released or substituted, and this Agreement shall continue as a lien on all Pledged Equity not expressly released or substituted.

9. Application of Proceeds. Upon the acceleration of the Obligations under the Loan Documents pursuant to Section 8.1 of the Credit Agreement, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Administrative Agent or any holder of the Secured Obligations in Money or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 8.2 of the Credit Agreement.

10. Continuing Agreement.

(a) This Agreement shall remain in full force and effect until such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated, at which time this Agreement and the liens and security interests of the Administrative Agent hereunder shall be automatically terminated and the Administrative Agent shall, upon the request and at the expense of the Obligors, forthwith execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination and/or release.

(b) This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any Debtor Relief Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, but subject to the limitations of Section 10.3 of the Credit Agreement, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

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11. Amendments; Waivers; Modifications, Etc. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 10.2 of the Credit Agreement; provided that any update or revision to Schedule 2 hereof delivered by any Obligor shall not constitute an amendment for purposes of this Section 11 or Section 10.2 of the Credit Agreement.

12. Successors in Interest. This Agreement shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns.

13. Notices. All notices required or permitted to be given under this Agreement shall be in conformance with Section 10.1 of the Credit Agreement.

14. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by any other electronic imaging means (including .pdf), shall be effective as delivery of a manually executed counterpart of this Agreement.

15. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

16. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 10.5 and 10.6 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue, consent to service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

17. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. Entirety. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

19. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement during the continuance of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.

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20. Joinder. At any time after the date of this Agreement, one or more additional Persons may become party hereto by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement. Immediately upon such execution and delivery of such Guarantor Joinder Agreement (and without any further action), each such additional Person will become a party to this Agreement as an “Obligor” and have all of the rights and obligations of an Obligor hereunder and this Agreement and the schedules hereto shall be deemed amended by such Guarantor Joinder Agreement.

21. Joint and Several Obligations of Obligors.

(a) Subject to Section 21(c), each of the Obligors is accepting joint and several liability hereunder, in consideration of the financial accommodation to be provided by the holders of the Obligations, of each of the Obligors and in consideration of the undertakings of each of the Obligors to accept joint and several liability for the obligations of each of them.

(b) Subject to Section 21(c), each of the Obligors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Obligors with respect to the payment and performance of all of the Secured Obligations arising under this Agreement, the other Loan Documents and any other documents relating to the Secured Obligations, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Obligors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or in any other documents relating to the Secured Obligations, the obligations of each Guarantor under the Credit Agreement, the other Loan Documents and the other documents relating to the Secured Obligations shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any other Debtor Relief Law.

22. Consent of Issuers of Pledged Equity. Each issuer of Pledged Equity party to this Agreement hereby acknowledges, consents and agrees to the grant of the security interests in such Pledged Equity by the applicable Obligors pursuant to this Agreement, together with all rights accompanying such security interests as provided by this Agreement and applicable law, notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer.

[SIGNATURE PAGES FOLLOW]

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:	AARON’S, LLC,
a Georgia limited liability company

By:
Name:
Title:

AARON’S SPINCO, INC., a Georgia corporation

By:
Name:
Title:

[TBD],[8]

By:
Name:
Title:

[8]	To include all Subsidiary Guarantors at the time of entry into the Agreement.

AARON’S, LLC

SECURITY AND PLEDGE AGREEMENT

Accepted and agreed to as of the date first written above.

TRUIST BANK, as Administrative Agent

By:
Name:
Title:

AARON’S, LLC

SECURITY AND PLEDGE AGREEMENT

EXHIBIT 4(a)

IRREVOCABLE [STOCK][UNIT] POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

the following equity interests of ____________________, a _________ [corporation][limited liability company]:

No. of Shares ____________    Certificate No. ______________

and irrevocably appoints ______________ its agent and attorney-in-fact to transfer all or any part of such equity interests and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

Dated: ____________, 20___

By:
Name:
Title:

EXHIBIT 4(b)(i)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

COPYRIGHTS

United States Copyright Office

Ladies and Gentlemen:

Please be advised that pursuant to the Security and Pledge Agreement dated as of [     ] (as the same may be amended, modified, extended or restated from time to time, the “Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and Truist Bank, as Administrative Agent (the “Administrative Agent”) for the holders of the Secured Obligations referenced therein, the undersigned Obligor has granted a continuing security interest in and continuing lien upon the copyrights and copyright applications set forth on Schedule 1 hereto to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

The undersigned Obligor and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest in the foregoing copyrights and copyright applications (i) may only be terminated in accordance with the terms of the Agreement and (ii) is not to be construed as an assignment of any copyright or copyright application.

Very truly yours,

[Obligor]

By:
Name:
Title:

[Address]

Acknowledged and Accepted:

TRUIST BANK, as Administrative Agent

By:
Name:
Title:

[Address]

EXHIBIT 4(b)(ii)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

PATENTS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Security and Pledge Agreement dated as of [     ] (as the same may be amended, modified, extended or restated from time to time, the “Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and Truist Bank, as Administrative Agent (the “Administrative Agent”) for the holders of the Secured Obligations referenced therein, the undersigned Obligor has granted a continuing security interest in and continuing lien upon the patents and patent applications set forth on Schedule 1 hereto to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

The undersigned Obligor and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest in the foregoing patents and patent applications (i) may only be terminated in accordance with the terms of the Agreement and (ii) is not to be construed as an assignment of any patent or patent application.

Very truly yours,

[Obligor]

By:
Name:
Title:

[Address]

Acknowledged and Accepted:

TRUIST BANK, as Administrative Agent

By:
Name:
Title:

[Address]

EXHIBIT 4(b)(iii)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

TRADEMARKS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Security and Pledge Agreement dated as of [     ] (as the same may be amended, modified, extended or restated from time to time, the “Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and Truist Bank, as Administrative Agent (the “Administrative Agent”) for the holders of the Secured Obligations referenced therein, the undersigned Obligor has granted a continuing security interest in and continuing lien upon the trademarks and trademark applications set forth on Schedule 1 hereto to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

The undersigned Obligor and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest in the foregoing trademarks and trademark applications (i) may only be terminated in accordance with the terms of the Agreement and (ii) is not to be construed as an assignment of any trademark or trademark application.

Very truly yours,

[Obligor]

By:
Name:
Title:

[Address]

Acknowledged and Accepted:

TRUIST BANK, as Administrative Agent

By:
Name:
Title:

[Address]